UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

☒	Filed by the Registrant	☐	Filed by a Party other than the Registrant

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Enpro Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

2026 Notice of Annual Meeting and Proxy Statement

ENPRO

Annual Meeting of Shareholders

The 2026 Annual Meeting of Shareholders of Enpro Inc. will be held at:

The Lodge at Sea Island
100 Retreat Avenue

St. Simons Island, Georgia

Wednesday, April 29, 2026 at 11:15 a.m. (Eastern Time)

Proxy voting options

Your vote is important!

Whether or not you expect to attend our annual shareholders meeting, we encourage you to vote your shares. You may vote by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card or voting instruction form at your earliest convenience. Your prompt vote will ensure the presence of a quorum at the meeting and will save us the expense and extra work of additional solicitation. If you vote now and later decide to change your vote or to vote your shares at the meeting, you may do so by following instructions found elsewhere in this proxy statement. Your vote by proxy is revocable at your option any time prior to the meeting.

The fastest and most convenient way to vote your shares is by the Internet or telephone, using the instructions on this page. Internet and telephone votes are immediately confirmed and tabulated, reducing postage and proxy tabulation costs.

If you prefer to vote by mail, please return the enclosed proxy card or voting instruction form in the addressed, prepaid envelope we have provided. Do not return the paper ballot if you vote via the Internet or by telephone.

Vote by Internet

www.proxyvote.com

Internet voting is available 24 hours a day, 7 days a week.

Instructions:

1.	Read our proxy statement.
2.	Go to the following website: www.proxyvote.com
3.	Have your proxy card or voting instruction form in hand and follow the instructions. You can also register to receive all future shareholder communications electronically, instead of in print. If you elect this option, we will deliver our annual report, proxy statement, and other correspondence to you via email.

Vote by telephone

1-800-690-6903 via touch-tone phone

Telephonic voting is available toll-free 24 hours a day, 7 days a week.

Instructions:

1.	Read our proxy statement.
2.	Call toll-free 1-800-690-6903.
3.	Have your proxy card or voting instruction form in hand and follow the instructions.

Mailing date

We will begin mailing proxy materials to registered shareholders on or around March 23, 2026.

2026 PROXY STATEMENT	ENPRO INC.

Enpro Inc. 5605 Carnegie Boulevard Suite 500 Charlotte, North Carolina 28209

Letter from our

President and Chief Executive Officer

Dear Shareholder: On behalf of the board of directors and management of Enpro Inc., I invite you to our annual meeting of shareholders. It will be held at The Lodge at Sea Island, 100 Retreat Avenue, St. Simons Island, Georgia, on Wednesday, April 29, 2026 at 11:15 a.m. (Eastern Time)

This year, our shareholders will be asked to:

•	Elect as directors the eight nominees whose qualifications and experience are described in our proxy statement.

•	Approve on an advisory basis the compensation paid to our named executive officers as disclosed in our proxy statement.

•	Ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026.

•	Consider any other business that may be properly brought before the annual meeting.

The business of the meeting, including each of the three proposals you are being asked to vote on, is described in detail in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. Please vote promptly. You may submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Sincerely,

Eric A. Vaillancourt

President and Chief Executive Officer

March 23, 2026

2026 PROXY STATEMENT	i	ENPRO INC.

Enpro Inc. 5605 Carnegie Boulevard, Suite 500 Charlotte, North Carolina 28209

Notice of 2026

Annual Meeting of Shareholders

DATE:	Wednesday, April 29, 2026

TIME:	11:15 a.m. (Eastern Time)

PLACE:	The Lodge at Sea Island, 100 Retreat Avenue, St. Simons Island, Georgia.

RECORD DATE:	March 6, 2026. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

PROXY VOTING:	Your vote is Important. Whether or not you expect to attend our shareholders meeting, we urge you to vote your shares. Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

ITEMS OF BUSINESS AND BOARD VOTING RECOMMEDATIONS:	Proposal No.	Description of Proposal	Board Voting Recommendation	Page
	1	Elect eight directors from the nominees described in the accompanying proxy statement	“For” each director nominee	8
	2	Advisory vote to approve executive compensation	“For”	24
	3	Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026	“For”	55

How to vote See “General information—How do I vote?” (page 59) for more information. In addition to attending the annual meeting, shareholders of record can vote by any of the following methods:

By Internet at www.proxyvote.com	By telephone at 1-800-690-6903	By Mail By mailing your proxy card

Available 24 hours a day, 7 days a week 1. Read our proxy statement. 2. Go to www.proxyvote.com 3. Have your proxy card or voting instruction form in hand and follow the instructions.	Available 24 hours a day, 7 days a week 1. Read our proxy statement. 2. Call toll-free 1-800-690-6903. 3. Have your proxy card or voting instruction form in hand and follow the instructions.	1. Read our proxy statement. 2. Complete the enclosed proxy card or voting instruction form in the envelope provided. Do not return the paper ballot if you vote via the Internet or by telephone.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO

BE HELD ON APRIL 29, 2026: The proxy statement and 2025 annual report to shareholders are available at:

http://www.enpro.com/shareholder-meeting.

By order of the Board of Directors,

Thomas A. Price

Secretary

March 23, 2025

2026 PROXY STATEMENT	ii	ENPRO INC.

Proxy statement highlights

This summary highlights information contained elsewhere in our proxy statement. Because this summary does not contain all of the information you should consider, you should read the entire proxy statement carefully before voting.

Enpro at a glance Headquarters in Charlotte, NC

15 primary manufacturing facilities	~4,000 global employees

Enpro 3.0 – Accelerating Personal and
Profitable Growth

ñ Transformed portfolio positioned to deliver mid-to- high single digit organic revenue growth, at premium profitability and financial returns through 2030.

ñ Differentiated, highly-specified products and solutions for leading-edge industrial technology applications, characterized by a high-level of specification, critical process or safety features and a strong aftermarket.

ñ Strong balance sheet and free cash flow utilized for reinvestment in profitable organic growth opportunities, while considering selective strategic acquisitions that expand market reach, technology and engineering capabilities without the use of excess leverage.

ñ Activate the compounding features of the Enpro business model by leveraging technology advantages, best-in-class profitability, and organic growth investment, supplemented with strategic portfolio additions.

ñ Maximizing shareholder value with a firm commitment to our customers, colleagues and communities. Each colleague is encouraged to focus on personal development and skills enhancement, while contributing to Enpro’s overall growth strategy.

2025 Financial Performance Highlights
$1.1 billion revenue	54% aftermarket revenue %
$40.5 million net income	$26.2 million returned to shareholders through dividends

Enpro empowers technology with purpose

At Enpro, our purpose lies in helping others achieve theirs. We provide critical products and solutions in a variety of leading-edge applications that shape our world. Our applied engineering capabilities, process technologies and generational knowledge help shape safer, more productive process environments for customers in a variety of critically important and growing end markets. We drive success for our customers, while developing our colleagues and encouraging community growth and protection of our environment.

Our core values are foundational

ñ Safety: Our responsibility is to create an environment built upon trust and centered around the health, wellness, physical and psychological safety of one another, our families, our communities, and our partners.

ñ Excellence: We challenge ourselves to always evolve, go beyond expectations, and show up at our best.

ñ Respect: We are passionate professionals with diverse talents and backgrounds that are empowered to inspire each other.

Leading-edge portfolio of industrial technology products and solutions

⟩ Sealing Technologies: Safeguarding Critical Environments

⟩  Advanced Surface Technologies: Precision Products and
    Solutions for the Leading Edge

2025 revenue contribution

2026 PROXY STATEMENT	1	ENPRO INC.

PROXY STATEMENT SUMMARY	BOARD OF DIRECTORS OVERVIEW

Board of directors overview

See “Proposal 1—Election of directors” (page 8) and “Corporate governance policies and practices” (page 18) for more information.

Our board of directors and its Nominating and Corporate Governance Committee believe broad and diverse experiences, perspectives, skills, and industry and market backgrounds, as well as varying lengths of tenure, are critical elements of a highly functioning board.

Our director nominees

			Committee memberships
Director nominees	Age	Indep.	AC	CC	NC	EC

Eric A. Vaillancourt President and Chief Executive Officer, Enpro	62					Chair
William Abbey Executive Vice President and Chief Commercial Officer, Arm Limited	55	•	•	•	•
Allison K. Aden Executive Vice President, Chief Financial Officer and Treasurer, Cavco Industries, Inc.	64	•	•	•	•
Thomas M. Botts Retired Executive Vice President, Global Manufacturing, Shell Downstream Inc.	71	•	•	Chair	•	•
Felix M. Brueck Director Emeritus, McKinsey & Company, Inc.	70	•	•	•	•
Adele M. Gulfo Former Chief Executive Officer, Biopharma Commercial Unit, Sumitomo Pharma America	63	•	•	•	•
John Humphrey Former Executive Vice President and Chief Financial Officer, Roper Technologies, Inc.	60	•	Chair	•	•	•
Judith A. Reinsdorf Former Executive Vice President and General Counsel, Johnson Controls International plc	62	•	•	•	Chair	•

AC	—	Audit and Risk Management Committee	CC	—	Compensation and Human Resources Committee
NC	—	Nominating and Corporate Governance Committee	EC	—	Executive Committee

2026 PROXY STATEMENT	2	ENPRO INC.

PROXY STATEMENT SUMMARY	BOARD OF DIRECTORS OVERVIEW

Board snapshot: tenure and diversity

Board refreshment

5 new directors in the past five years

Board nominees’ tenure

Board Diversity

The nominees for election to the board of directors have diverse experiences and backgrounds and include five male directors and three female directors. Regular board refreshment parameters include maintaining a slate of highly-qualified directors with appropriate skills and experiences to oversee the direction and governance of Enpro and with a strong appreciation for the enduring values of the organization.

Qualifications, skills and experience

2026 PROXY STATEMENT	3	ENPRO INC.

PROXY STATEMENT SUMMARY	Governance policies and practices overview

Governance policies and practices overview

Our board of directors and management firmly embrace strong, accountable corporate governance. An attentive and highly engaged board, held to the highest standards of corporate governance, is a tangible advantage for our shareholders and for our businesses. Our board makes substantial efforts to maintain such standards.

Board refreshment	Board refreshment balances experience with fresh insights and expands diversity Five new directors have joined the board of directors in the past five years
Accountability to shareholders	Annual director elections Resignation policy for directors who fail to get majority vote Annual “say-on-pay” vote Annual shareholder outreach, with proactive and regular engagement throughout the year
Annual assessment	Annual Board, committee and individual director evaluations
Alignment with shareholder interests	All directors own company stock Stringent stock ownership guidelines for directors, executives and other key employees Anti-pledging and anti-hedging policies
Independent board	Independent board chair Independent directors meet regularly in executive sessions without management
Succession planning	Annual review of management and director succession planning and management development by the board of directors
Sustainability and social responsibility

Nominating and Corporate Governance Committee advises on sustainability and social responsibility strategy

A cross-functional management Sustainability Committee meets and reports to the board of directors on progress toward greenhouse gas (GHG) reduction targets and climate related risks and opportunities

Shareholder engagement

Throughout the course of each year, we speak with many existing or potential shareholders, attend investor conferences and engage frequently with many of our largest shareholders. These transparent conversations cover a wide range of topics, including our strategic direction, financial performance, future growth opportunities, capital allocation strategy, business continuity and sustainability initiatives, and governance, management succession and compensation practices.

More than 200	Top 30

regular discussions with current and potential shareholders, representing 45% of outstanding shares	shareholders invited to proactively engage on corporate governance matters, representing 85% of outstanding shares

During these conversations, our shareholders noted general support for our company-wide compensation, retention and benefits programs. We communicate investor feedback on our compensation practices to the Compensation and Human Resources Committee and take shareholder views into account as we seek to align our policies and practices with their interests.

2026 PROXY STATEMENT	4	ENPRO INC.

PROXY STATEMENT SUMMARY	Executive compensation overview

Executive compensation overview

For more information, see “Proposal 2—Advisory vote approving executive compensation” (page 24), “Compensation discussion and analysis” (page 25) and “Executive compensation” (page 39).

Our board of directors recommends that you vote “For” our advisory proposal on executive compensation. The non-binding, advisory vote gives our shareholders the opportunity to approve the compensation paid to individuals identified as named executive officers in this proxy statement.

Our compensation practices

Our programs are designed to reward success. Our compensation programs enable us to align the interests of our executive officers with the interests of our shareholders and to reward our executives for superior performance. This practice allows us to attract and retain talented and highly motivated executive management who are capable of driving strategic imperatives that are designed to drive enterprise-level growth and build enduring value for our shareholders.

We achieve our objectives through compensation that:

•	is tied to business performance. A substantial portion of each executive officer’s total compensation opportunity is based on our financial results—disappointing performance results in little or no payout while superior performance leads to larger payouts—and the portion of compensation based on our financial performance increases with the officer’s level of responsibility;
•	is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests and are aligned with enterprise value creation;
•	enhances retention of our executives—much of their total compensation vests over several years;
•	links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value;
•	does not encourage our executives to take unnecessary or excessive risks; and
•	enables us to compete effectively for talented individuals who will help us successfully execute our business plans.

In structuring annual and long-term incentive compensation opportunities, we select performance measures that we believe significantly drive behaviors and performance that will increase the value of our company. In 2025, we awarded stock options and restricted stock units that vest over three years and Performance Share Awards that vest based on our relative total shareholder return over a three-year period, both to encourage retention and to provide incentives for performance to increase the value of our shares.

We have structured our compensation programs to align with the interests of our shareholders and to result in payment based on our performance.

We employ best practices in executive compensation.

•	We balance short-term and long-term compensation to discourage short-term risk-taking at the expense of long-term results.
•	We align the interests of our executive officers with the interests of our shareholders.
•	Our long-term incentive compensation is focused on the relative and absolute returns to shareholders, while aligning the experience of management with that of our shareholders.
•	We require our senior officers to own and retain meaningful amounts of Enpro stock and to increase their ownership as their levels of responsibility increase.
•	Our Compensation and Human Resources Committee relies on an independent executive compensation consultant to evaluate our compensation programs. The consultant reports directly to the committee and provides no other services to our company.
•	We have very limited perquisites.
•	We generally make compensation decisions and grant equity and other compensation awards only on an annual basis, with interim adjustments and awards only in unusual circumstances, such as in connection with a material change in an executive officer’s responsibilities.
•	Our policies prohibit executives from hedging ownership of Enpro stock and pledging Enpro stock.
•	Our clawback policies entitle us to recover certain performance-based compensation from executive officers in the event of a restatement of our financial results.

2026 PROXY STATEMENT	5	ENPRO INC.

PROXY STATEMENT SUMMARY	Executive compensation overview

Compensation analysis

2025 target compensation rewards success. The following charts show the relative portion of our Chief Executive Officer’s 2025 target compensation and the average target compensation of the other named executive officers included in the summary compensation table appearing on page 39. Target compensation consists of the base salary for 2025, target annual performance-based cash compensation awards made in 2025, target Performance Share Awards (PSAs), stock options and restricted stock units (RSUs) awarded in 2025 (based on the grant date value of such equity awards) and other 2025 compensation, principally company contributions to defined contribution retirement plans.

2025 CEO Target Compensation	2025 Other NEOs Target Compensation

The following table summarizes key characteristics of the annual performance plan awards and long-term equity awards granted to executive officers in 2025:

Compensation Element	Key Characteristics
Annual Performance Plan Awards	Based on pre-established company goals relating to adjusted EBITDA and cash flow return on operating capital (“Cash Flow ROIC”) measured against companywide achievement.
Performance Share Awards	Grants with payout based on our total shareholder return compared to the same measure of the S&P SmallCap 600 Capital Goods (Industry Group) Index measured over a three-year performance cycle (rTSR). The Performance Share Awards are denominated as stock units, with units being paid out in an equal number of shares of common stock plus cash in an amount equal to the dividend equivalents.
Stock Options	The stock options vest and become exercisable, subject to continued employment, in equal installments on the first, second and third anniversaries of the grant date, with a per share exercise price equal to the closing stock price on the date of the grant. No vesting upon a change in control if the awards are assumed by the acquirer.
Restricted Stock Units	Awards vest in equal installments on the first, second and third anniversaries of the date of the award generally subject to continued employment. No vesting upon a change in control if the awards are assumed by the acquirer.

Compensation program outcomes. The Committee selected the performance measures for the awards made in 2025 under our annual performance plan because they are the critical measures we use internally in managing our businesses and are measures of our profitability and the performance of our assets relative to our investment. In February 2023, executive officers were granted Performance Share Awards, similar to the Performance Share Awards granted in 2025, but with a three-year performance period that ended on December 31, 2025. The following summarizes the actual payout to the executive officers, relative to the target levels, for 2025 under the annual performance plan and of the Performance Share Awards for the 2023-2025 performance cycle.

2025 Annual Performance Plan 130.5% of target payout, based on above-target level achievement of Adjusted EBITDA and near-maximum level achievement of Cash Flow ROIC	2023-2025 Performance Share Awards 149% of target vesting that reflects our rTSR ranking at the 62nd percentile relative to the S&P SmallCap 600 Capital Goods Index

2026 PROXY STATEMENT	6	ENPRO INC.

PROXY STATEMENT SUMMARY	Sustainability and social responsibility highlights

Sustainability and social responsibility highlights

Enpro’s commitment to sustainability and social responsibility is reflected in our ongoing efforts to create long-term value for our stakeholders while minimizing our environmental footprint and fostering positive social impact. Although Enpro is not currently subject to mandatory climate related disclosure requirements, we continue to provide robust voluntary reporting. For more information on our sustainability policies and programs, please see our most recent Sustainability Report, CDP questionnaire, and TCFD-aligned climate disclosure, which are all available on our website, www.enpro.com.

Progress on our sustainability and social responsibility priorities

1	Advance sustainability topics in Enpro’s Risk Management Framework

•     Conducted a materiality assessment to identify sustainability-related risks and opportunities considering both financial and impact materiality

•     The Board-appointed, cross-functional Sustainability Committee reviews alignment of sustainability initiatives and climate related risks and opportunities with the company’s business strategy

•     Provided updates to the board of directors

2	Continue Climate-related Actions with enterprise-wide participation

•     Completed a TCFD-aligned climate risk assessment, including scenario analysis consistent with limiting global warming to 1.5°C

•     Maintained glidepath to reduce Scope 1 and Scope 2 GHG intensity (tons of emissions per million dollars in revenue) by at least 3% per year since 2022

•     Reduced Scope 1 and Scope 2 GHG emissions from Enpro manufacturing and warehousing operations by greater than 9% against the baseline year of 2022

•     Began obtaining limited assurance for Scope 1 and Scope 2 GHG emissions, starting with 2024 data

•     Developed Enpro’s first Scope 3 GHG inventory to enable Scope 3 emissions tracking beginning with a baseline year of 2024

3	Continue enterprise-wide Safety, Sustainability & Compliance training with enhanced communication and reporting

•     Achieved our best safety record ever with a Total Recordable Incident Rate (TRIR) of 0.64 and a Lost Time Case Rate (LTCR) of 0.09

•     Supported Safety Action Teams at each our manufacturing locations, enabling facility-level ownership of safety initiatives

•     Sustainability Community of Practice shares best practices and integrates sustainability strategies and principles across Enpro businesses

•     Provided enterprise-wide Ethical Business and Risk Assessment Training

4	Further efforts on Workforce and Respect

•     Implemented “We Are Enpro” trainings to promote our cultural emphasis on Empowering People with Purpose and the dual bottom line

•     Leveraged tools and processes to identify talented potential employees, including robust recruiting platforms to identify candidate slates and panel interviews designed to bring varied perspectives and experiences to the table, always with the goal of hiring the best person for the role

5	Cultivate sustainability considerations in Product and Life Cycle Management

•     Supply Chain Leadership Council shared best practices, facilitated continuity of supply, managed costs and established key material category teams across the entire enterprise

•     Used the Supply Chain Risk Management tool to track and monitor Moody’s Sustainability ratings of the top 400 suppliers across our businesses

•     Continue implementing an enterprise-wide Supplier Code of Conduct guided by the principles found in the U.N. Guiding Principles for Business and Human Rights

2026 PROXY STATEMENT	7	ENPRO INC.

Proposal 1—Election of directors

(Item 1 on the proxy card)

At our annual meeting, shareholders will elect eight directors who will hold office until our 2027 annual meeting or until their respective successors are elected and qualified. All of the nominees are incumbent directors whose current terms expire upon the election of directors at the meeting.

In selecting new members to the board, we have sought individuals with diverse skills and experiences to complement those of the other directors. In the past five years, we have added five new directors as the result of deliberative processes undertaken by the Nominating and Corporate Governance Committee of our board of directors. This committee is composed entirely of independent directors.

David L. Hauser, our independent Chairman of the Board who has been a member of the board of directors since 2007, will be retiring as a director at the 2026 annual meeting. In addition, on January 6, 2026, Ronald C. Keating, an independent director, informed the company of his desire not to be nominated for re-election at the 2026 annual meeting. In connection with Mr. Hauser’s and Mr. Keating’s departures, the board of directors has adopted a resolution reducing the size of the board of directors from ten to eight effective at the commencement of the 2026 annual meeting. The board of directors anticipates that it will appoint Thomas M. Botts to succeed Mr. Hauser as Chairman of the Board assuming that Mr. Botts is re-elected as a director at the 2026 annual meeting.

All nominees have indicated that they are willing to serve as directors if elected. Properly executed proxies that do not contain voting instructions will be voted for the election of each of these nominees. If any nominee should become unable or unwilling to serve, the proxies will be voted for the election of a person designated by the board of directors to replace the nominee. Under our bylaws, no person less than 18 years of age is eligible to be elected as a director.

The board of directors unanimously recommends that you vote “FOR” the election of each of these nominees.

2026 PROXY STATEMENT	8	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	NOMINEES FOR ELECTION

Nominees for election

Eric A. Vaillancourt

Chief Executive Officer
and President

Age 62

Director since 2021

Experience: Mr. Vaillancourt has served as our President and Chief Executive Officer since November 28, 2021, having served as our Interim President and Chief Executive Officer since August 2, 2021.

Prior to his appointment as Interim President and Chief Executive Officer, Mr. Vaillancourt served as President of Enpro’s Sealing Technologies segment since August 26, 2020. Prior to that, Mr. Vaillancourt served as President, STEMCO division beginning in July 2018, after serving as President, Garlock division since November 2014. Since joining the company in 2009, he has also served as President, Garlock Sealing Products and as Vice President, Sales and Marketing of the Garlock division. Prior to joining Enpro in 2009, Mr. Vaillancourt held positions of increasing responsibility at Bluelinx Corporation, lastly as Regional Vice President North-Sales and Distribution.

Mr. Vaillancourt received a B.S. in Business Management from Empire State College and completed the Harvard Management Program in 2014.

Current public company directorships:

•   Federal Signal Corporation

Qualifications:

•   Over 30 years of general management, operations and commercial experience during a variety of business cycles and environments.

•   Over 14 years in divisional management and senior corporate executive roles at Enpro, including as our Chief Executive Officer.

•   Extensive experience in strategic planning, including mergers and acquisitions.

•   Continuous improvement and profit maximization skills driving structural improvement throughout Enpro.

•   Active involvement in, and deep understanding of, our company’s operations and markets.

•   Specific knowledge of our businesses, our people and their opportunities for professional and personal development, our challenges and our prospects for continued growth.

William Abbey

Age 55

Director since 2022

Experience: Mr. Abbey's career has been focused on the global semiconductor industry. Since April 2023, Mr. Abbey has served as Executive Vice President and Chief Commercial Officer at Arm Limited, a global semiconductor leader, having previously served as its Senior Vice President of Sales and Partner Enablement since April 2017. Since joining Arm in 2004, Mr. Abbey has held a number of leadership roles, including Senior Vice President of Sales and Partner Enablement, General Manager of the Physical Design group and Vice President of Commercial Operations for the Physical IP Division. Prior to joining Arm, Mr. Abbey worked in product management positions at Celoxica, Infineon Technologies, and Loughborough Sound Images.

Mr. Abbey earned a B.Eng. from Sheffield Hallam University in England.

Qualifications:

•   Deep insight across the global semiconductor ecosystem, including with respect to the most leading-edge technologies.

•   Extensive international business experience.

•   Broad managerial experience in sales and commercial operations.

2026 PROXY STATEMENT	9	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	NOMINEES FOR ELECTION

Allison K. Aden

Age 64

Director since 2024

Experience: Ms. Aden has served as Executive Vice President, Chief Financial Officer and Treasurer of Cavco Industries, Inc., a leading producer of factory-built housing, since August 2021. Prior to joining Cavco, Ms. Aden served as Executive Vice President and Chief Financial Officer of Diversified Technologies LLC, an industry-leading technology solutions provider delivering innovative digital media, collaborative, broadcasting, electronic security and integrated IT solutions, from July 2018 to August 2021. Ms. Aden served from November 2015 to May 2018 as Executive Vice President and Chief Financial Officer of Schweitzer-Mauduit International, Inc.,

a leading global provider of highly engineered solutions and advanced materials for a variety of industries.

Ms. Aden has also held key financial management positions with Americold Realty Trust, Brambles Limited, LNR Property Corporation, and PRG-Schultz International.

Ms. Aden is a Certified Public Accountant.

Ms. Aden received a B.S.B.A. in Finance and an M.B.A from the University of Missouri.

Qualifications:

•   Over thirty-year finance veteran with deep expertise in accounting, financial reporting, corporate strategy, mergers and acquisitions, IT and cybersecurity.

•   Experience across various sectors, including manufacturing, information technology, financial services and commercial real estate development.

•   Demonstrated track record of leadership, execution and strategic and operational success.

Thomas M. Botts

Age 71

Director since 2012

Experience: Mr. Botts retired from Royal Dutch Shell on December 31, 2012 as executive vice president, global manufacturing, Shell Downstream Inc. He was responsible for Shell's global manufacturing business, including all refineries and chemical complexes.

He joined Shell in 1977 as a production engineer and served in a number of corporate and operating roles including executive vice president for exploration and production (E&P) in Europe, leading Shell’s largest E&P unit. He held those responsibilities from 2003 to 2009.

He has been a member of the board of directors of the National Association of Manufacturers, a member of the

American Petroleum Institute Downstream Committee, and a member of the council of overseers for the Jones Graduate School of Business at Rice University.

He currently is a member of the board of directors of the University of Wyoming Foundation, Chairman of the Governor’s Tier 1 Task Force at the University of Wyoming, and a member of the Society of Petroleum Engineers.

Mr. Botts received a B.S. in Civil Engineering from the University of Wyoming.

Public company directorships in the last five years:

•   John Wood Group PLC

Qualifications:

•   Thirty-five years of global business experience in oil and gas exploration, production and refining and petrochemical manufacturing.

•   Extensive experience in our oil, gas and petrochemical markets.

•   Successful leadership in business transformation in large scale, multi-country organizations.

2026 PROXY STATEMENT	10	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	NOMINEES FOR ELECTION

Felix M. Brueck

Age 70

Director since 2014

Experience: Mr. Brueck is a Director Emeritus of McKinsey & Company, Inc., a global consulting firm. He was a Director at McKinsey prior to his retirement in 2012. During his almost 30-year career with McKinsey, Mr. Brueck specialized in counseling clients in operational and organizational transformations of entire companies, major functions or business units in technologically complex industries. He was based in offices in Munich, Tokyo and Cleveland.

While at McKinsey, Mr. Brueck led the Firm’s Manufacturing Practice in the Americas and its Organizational Effectiveness Practice in the Americas. He was a founder of McKinsey’s

Performance Transformation Practice. Prior to joining McKinsey, Mr. Brueck worked as an engineer for Robert Bosch GmbH.

Mr. Brueck received a Dipl. Ing. (the equivalent of a Master’s Degree in Mechanical Engineering) from RWTH Aachen University in Germany and a Master’s Degree in International Management from Thunderbird School of Global Management.

Qualifications:

•   Expertise and insights developed over 30 years into operational and organizational strategies and structures across the broad range of industries in which Enpro operates.

•   Skill and experience in leadership development and optimizing productivity.

•   Experience as an advisor to companies around the world regarding global markets, business environments and practices.

Adele M. Gulfo

Age 63

Director since 2018

Experience: Ms. Gulfo served as the Chief Executive Officer, Biopharma Commercial Unit for Sumitomo Pharma America from July 2023 to September 2024. She served as Chief Business and Commercial Development Officer at Sumitovant Biopharma from December 2019 to July 2023 when Sumitovant and related entities merged into Sumitomo Pharma America. Ms. Gulfo served as Executive Vice President and Head of Global Commercial Development for Mylan N.V. (now Viatris) from January 2014 to January 2018. Before joining Mylan, Ms. Gulfo spent five years at Pfizer Inc. in a number of executive positions, including President and General Manager, U.S. Primary Care. She also ran Commercial Operations and the Managed Markets organization across Pfizer’s biopharmaceutical business in the U.S. Prior to joining Pfizer, she held several executive positions at AstraZeneca Pharmaceuticals and at the Parke-Davis division of Warner- Lambert (which later merged with Pfizer), and, as the Senior Director, Cardiovascular Marketing for that company, she launched Lipitor, the best-selling pharmaceutical product. She is a member of the Innovation Growth Board at Mass General Brigham, the largest hospital-based research enterprise in the United States, and serves as a director of Battelle Memorial Institute, an independent, non-profit applied science and technology research organization.

Ms. Gulfo holds a B.S. in Biology from Seton Hall University and an M.B.A. in Marketing from Fairleigh Dickinson University.

Current public company directorships:

•   NewAmsterdam Pharma Company N.V.

•   Tyra Biosciences, Inc.

Public company directorships in the last five years:

•   Bemis Company, Inc.

•   Medexus Pharmaceuticals Inc.

•   Myovant Sciences Ltd.

Qualifications:

•   Extensive commercial development, marketing and general management background, with deep experience in global markets and the pharmaceutical industry.

•   Executive experience in multiple firms with strategic planning, transforming commercial operations, maximizing efficiency and increasing employee engagement.

2026 PROXY STATEMENT	11	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	NOMINEES FOR ELECTION

John Humphrey

Age 60

Director since 2015

Experience: From 2011 to May 2017, Mr. Humphrey served as Executive Vice President and Chief Financial Officer of Roper Technologies, Inc., a Fortune 1000 company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide, and he retired from Roper in December 2017. From 2006 to 2011, he served as Vice President and Chief Financial Officer of Roper. Prior to joining Roper, Mr. Humphrey served as Vice President and Chief Financial Officer of Honeywell Aerospace, the aviation segment of Honeywell International Inc., after serving in several financial positions with Honeywell International and its predecessor, AlliedSignal. Mr. Humphrey’s earlier career included six years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions.

Mr. Humphrey received a B.S. in Industrial Engineering from Purdue University and an M.B.A. in Finance from the University of Michigan.

Current public company directorships:

•   Ingersoll Rand Inc.

•   O-I Glass, Inc.

Qualifications:

•   Prior service as the chief financial officer of a Fortune 1000 corporation provides insight into accounting and financial issues affecting public corporations.

•   Experience with international markets, business environments and practices.

•   Experience and expertise in capital allocation and strategic planning, including mergers and acquisitions and other business development activities.

•   Experience in management of several manufacturing companies provides insight into manufacturing and operational issues.

Judith A. Reinsdorf

Age 62

Director since 2021

Experience: Ms. Reinsdorf served, from March 2007 until her retirement in November 2017, as Executive Vice President and General Counsel of Johnson Controls International plc, a global leader in building products and technology and integrated solutions, which was known as Tyco International plc until September 2016. Prior to that, Ms. Reinsdorf served as General Counsel and Secretary of C.R. Bard, Inc., Vice President and Associate General Counsel of Pharmacia Corporation and Chief Legal Counsel of Monsanto Company.

Ms. Reinsdorf received a B.A. from the University of Rochester and a J.D. from Cornell Law School.

Current public company directorships:

•   Nurix Therapeutics, Inc.

•   Toll Brothers, Inc.

Public company directorships in the last five years:

•   Alexion Pharmaceuticals, Inc.

•   The Dun & Bradstreet Corporation

•   Cornerstone Building Brands, Inc.

Qualifications:

•   Strong expertise in corporate governance, risk management and legal matters.

•   Broad experience in strategic planning, global compliance, data privacy, and regulatory matters.

•   Extensive global and deep M&A experience, including leading legal, EHS and public affairs functions at large U.S. public companies with complex global operations and in regulated industries.

•   Deep experience in many of Enpro’s end markets, including growth markets such as pharmaceuticals.

2026 PROXY STATEMENT	12	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	Director independence

Director independence

The Enpro board believes a substantial majority of its directors should be independent. In connection with its nomination of the director nominees listed in this proxy statement, the board considered the independence of each person nominated by the board of directors for election as a director and determined that each of the nominees, other than Mr. Vaillancourt, is independent. Mr. Vaillancourt is an employee and is not considered independent.

To determine independence, the board used the definition of an “independent director” in the listing standards of the New York Stock Exchange (the “NYSE”) and our Corporate Governance Guidelines, which categorize a director as independent only if the board affirms the director has no outside material relationship with our company (either directly or as a director, partner, shareholder or officer of an organization that has a relationship with us). Each director has completed a questionnaire to identify any relationships he or she may have with us or with any of our executive officers or other directors. After discussing all relationships disclosed in the responses to these questionnaires, including the relationship involving Mr. Keating described in “Compensation Committee interlocks and insider participation” below, the board determined that no director, except Mr. Vaillancourt, has a material relationship with the company other than as a director and all directors, except for Mr. Vaillancourt, are independent.

Director nominee experience and qualifications

Director Nominee Experience and Qualifications

Experience/Qualifications	Abbey	Aden	Botts	Brueck	Gulfo	Humphrey	Reinsdorf	Vaillancourt
Corporate Governance		•				•	•
Designated Audit Committee Financial Expert		•				•
Regulatory/Legal/Public Policy			•		•		•
Experience in One or More of Enpro’s End Markets	•		•	•	•		•	•
Human Resources/Compensation/Benefits	•		•	•				•
International Experience	•	•	•	•	•	•	•	•
M&A/Business Development	•	•	•	•	•	•	•	•
Manufacturing/Operations/Supply Chain	•	•	•	•		•		•
Risk Management/Risk Assessment/Cybersecurity		•				•	•	•
Sales/Marketing/Brand Management	•			•	•			•
Executive Leadership	•	•	•		•	•	•	•
Technical Innovation/Product Development	•			•	•

Director candidate qualifications

When considering candidates for director, the Nominating and Corporate Governance Committee takes into account a number of factors, including whether the candidate is independent from management and the company, whether the candidate has relevant business and industry experience, the composition of the existing board, and the candidate’s existing commitments to other businesses. All candidates must meet the requirements of our Corporate Governance Guidelines. Those requirements include:

•	broad training and experience at the policy-making level in business, government, education, technology or philanthropy;
•	expertise useful to our company and complementary to the background and experience of other board members, so that we can achieve and maintain an optimum balance in board membership;
•	high integrity, strength of character and mature judgment essential to effective decision-making;

2026 PROXY STATEMENT	13	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	Director candidate qualifications

•	devoting the time required for the work of the board and one or more of its committees. Candidates should be willing to serve on the board over a period of several years in order to develop sound knowledge of our business and principal operations;
•	no significant conflict of interest; and
•	being at least 18 and no more than 74 years old. A candidate who has reached age 74 may be nominated for election or re- election if the Nominating and Corporate Governance Committee and our board of directors determine his or her nomination is in the best interests of our company and our shareholders. The determination will be made by a majority vote of directors whose nomination is not immediately subject to the age limit.

The Nominating and Corporate Governance Committee will consider candidates for director who are recommended by shareholders. Shareholders who wish to suggest a candidate for nomination should send a written statement addressed to our Secretary at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209. See “Shareholder Proposals” on page 64 for a description of the requirements to be followed under our bylaws in submitting a candidate and the content of the required statements.

Director diversity

Enpro seeks directors with a diverse set of experiences, perspectives, skills and industry and market backgrounds, as well as tenure of service as a director. Our board of directors and its Nominating and Corporate Governance Committee believe this diversity helps the board to make sound decisions that drive shareholder value. Diversity of professional experience, skills and industry and market backgrounds is highlighted in the director experience and qualifications matrix presented above and in their respective biographies outlined on the foregoing pages. Our Corporate Governance Guidelines provide that when conducting searches for new directors, the Nominating and Corporate Governance Committee will take reasonable steps to include candidates in the pool of nominees consistent with our commitment to diversity, and any search firm engaged by the Nominating and Corporate Governance Committee will affirmatively be instructed to seek to include such candidates.

The following charts illustrate the tenure, age, gender and racial/ethnic identification of the nominees for election as directors.

Nomination process

The Nominating and Corporate Governance Committee annually reviews the skills of our current directors with all of the skills we have identified as necessary to maintain an attentive, high-functioning board. In connection with nomination of the slate of directors that the board of directors proposes for election by the shareholders each year, the Nominating and Corporate Governance Committee evaluates incumbent directors’ continuation on the board of directors. Before recommending a sitting director for re-election, the Committee considers whether the director’s re-election would be consistent with the criteria for board membership in our Corporate Governance Guidelines (as described above) and the skills identified in the matrix used by the Committee (as described above), as well as prior shareholder votes for the election of the director and applicable rules and requirements of the Securities and Exchange Commission (the “SEC”) and the NYSE. An individual incumbent director’s re-nomination is dependent upon a performance assessment and suitability review conducted by the Committee. The performance assessment takes into account the director’s participation in and contribution to the activities of the board. The Committee will also consider whether there is any evolving need for additional skills. When the Committee identifies desirable skills that are lacking among incumbent directors, the Committee searches to identify candidates who would add the missing skills. The search includes soliciting suggestions from incumbent directors, management or others and evaluating suggestions submitted by shareholders. The Committee may also engage a third party to identify and evaluate candidates.

2026 PROXY STATEMENT	14	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	Nomination process

The Committee evaluates the candidates and if it agrees on the suitability of a candidate, the candidate is interviewed by each member of the board of directors. The Committee may also ask the candidate to meet with management. If the Committee concludes a candidate has skills that would add value to the board and the candidate meets all of the requirements for membership, the Committee will recommend the candidate to the full board for nomination for election or appointment (if the purpose of the search was to fill a vacancy).

Our directors share certain characteristics that we believe are critical to effective board membership. They include sound and mature business judgment, critical thinking skills essential to intelligent decision-making, experience in policy making and risk assessment, integrity and honesty, and the ability to collaborate effectively. These characteristics, and the specific experiences and qualifications noted in the biographies found in the section headed “Nominees for Election” support the board’s nomination for election of each of these individuals.

Board leadership structure

The primary responsibility of our board of directors is to oversee and direct management in its conduct of our business. Members of the board are kept informed about our business through discussions with the Chairman and our officers, by reviewing materials provided to them, and by participating in board and committee meetings. In addition, non-management directors meet periodically in executive session without members of management present. These sessions are presided over by the Chairman of the Board of Directors, presently Mr. Hauser, who is functionally our lead independent director.

We believe that the positions of Chairman of the Board of Directors and Chief Executive Officer should be held by separate individuals, and they have been since the inception of our company. The role of Chairman is a non-executive position currently filled by Mr. Hauser and, as noted above, is anticipated to be filled by Mr. Botts following Mr. Hauser’s retirement from the board of directors at the 2026 annual meeting. Both Mr. Hauser and Mr. Botts are independent directors. Mr. Vaillancourt, our Chief Executive Officer, is the only current director who is employed by the company. This structure continues to be appropriate for our company given the individuals serving in those positions. Mr. Hauser is a former chief executive officer of a publicly held company and serves and has served as a director of other public companies, and Mr. Botts is a former executive officer of a large multinational energy company in charge of its global manufacturing business and similarly has served as a director of other public companies. The respective experience of each of Mr. Hauser and Mr. Botts, coupled with their respective knowledge of and familiarity with our company and its businesses through service on our board of directors, gives each of them the ability to serve as a valuable sounding board for our Chief Executive Officer.

Committee structure

Our board of directors has four committees:

• an Executive Committee	• a Compensation and Human Resources Committee
• an Audit and Risk Management Committee	• a Nominating and Corporate Governance Committee

To maximize the efficiency of our board, all of our independent directors serve on each committee other than the Executive Committee. For a list of our independent directors, see “Corporate Governance Policies and Practices—Director Independence.”

Each board committee operates under a written charter approved by the board. Copies of these charters are available on our website at www.enpro.com. Click on “About Us” and then “Governance” and then “Committee Composition” and look under “Committee Charters.” Copies of the charters are also available in print to any shareholder who requests them.

Executive Committee. The Executive Committee is chaired by Mr. Vaillancourt and includes Mr. Hauser and the chairs of the other board committees. Its primary function is to exercise the powers of the board as and when directed by the board or when the board is not in session, excluding powers that may not be delegated to a committee of directors under North Carolina law. The committee did not meet in 2025.

Audit and Risk Management Committee. The Audit and Risk Management Committee, chaired by Mr. Humphrey, met four times in 2025. This committee assists the board in monitoring:

•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	our management of areas of significant risk (including insurance, pension, cybersecurity, environmental and litigation); and
•	the qualifications, independence and performance of our internal auditors and independent registered public accounting firm.

2026 PROXY STATEMENT	15	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	Committee structure

This committee has the sole authority to appoint or replace our independent registered public accounting firm and to approve all related fees.

The board of directors has determined that each of Ms. Aden, Mr. Hauser and Mr. Humphrey, members of the Audit and Risk Management Committee, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of the SEC’s Regulation S-K. At its February 2026 meeting, the board determined that each of Ms. Aden, Mr. Hauser and Mr. Humphrey, through their respective education and experience, including each of their respective experience serving as the chief financial officer of a large public company, has all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;
•	the ability to assess the general application of those principles in connection with the accounting for estimates, accruals and reserves;
•	experience in preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that our financial statements can reasonably be expected to raise;
•	an understanding of internal controls and procedures for financial reporting; and
•	an understanding of audit committee functions.

Compensation and Human Resources Committee. The Compensation and Human Resources Committee, chaired by Mr. Botts, met four times in 2025. This committee:

•	assists the board and management
—	in overseeing our human capital management strategies, including talent development and succession;
—	in overseeing the appropriateness and cost of our compensation and benefit programs, particularly for executives, and
•	sets the salaries and annual bonus and long-term award structure and opportunities for our senior executives; and
•	assesses the performance of our Chief Executive Officer.

Responsibility for the design, administration, asset management and funding policies of our qualified and non-qualified benefit plans is delegated to a benefits committee consisting of members of management and other colleagues. However, the Compensation and Human Resources Committee has expressly retained the authority to approve amendments to benefit plans (except those resulting from collective bargaining agreements) that would materially affect the cost, basic nature or financing of these plans. In addition, the committee approves all formal policies established by the benefits committee and reviews the benefits committee’s activities at least once a year.

The committee annually reviews our human capital management and talent development strategies and more frequently considers matters with respect to employee safety, retention and diversity.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, chaired by Ms. Reinsdorf, met four times in 2025. This committee:

•	identifies and nominates individuals who are qualified to become members of the board;
•	assesses the effectiveness of the board and its committees;
•	recommends board committee assignments;
•	reviews our strategy, policies and processes with respect to environmental, social and sustainability matters, including advising the board and management on matters pertinent to sustainability; and
•	assists the board and management in exercising sound corporate governance and reviews various corporate governance issues, including those items discussed under “Corporate Governance Policies and Practices.”

Board, committee and director evaluations

The board of directors and the Audit and Risk Management, Compensation and Human Resources, and Nominating and Corporate Governance committees each assess their performances with yearly self-evaluations. The evaluations are completed by means of a questionnaire submitted to the directors inviting written comments on all processes with respect to the full board and each of the committees. In addition, the evaluations include an individual director assessment component to permit each director to evaluate the contributions of each of the other directors. The evaluations are summarized, reviewed by the Chairman of the Board. The results of these evaluations become the basis for discussions of board, committee and director performances, in addition to recommendations for improving in functionality of the board, each committee of the board and individual director contribution.

2026 PROXY STATEMENT	16	ENPRO INC.

PROPOSAL 1 — ELECTION OF DIRECTORS	Risk oversight

Risk oversight

The board of directors plays an active role, both as a whole and also at the committee level, in the oversight and management of the company’s risks. Management is responsible for the company’s day-to-day risk management activities and oversees areas of material risk, which include strategic, operational, financial, legal and regulatory, human capital, information technology, cybersecurity and physical security, sustainability and climate change, and reputational risks. The company has established an enterprise risk framework for identifying, aggregating, and evaluating risk across the enterprise. The risk framework is integrated with the company’s annual planning, audit scoping, and control evaluation management by its internal auditor.

The involvement of the board in assessing our business strategy at least annually is a key part of its oversight of risk management, its assessment of management’s appetite for risk, and its determination of what constitutes an appropriate level of risk for Enpro. The board of directors regularly receives updates from management and outside advisors regarding this oversight responsibility.

In addition, the committees of the board of directors oversee certain aspects of risk management as presented below:

Audit and Risk Management Committee	Compensation and Human Resources Committee	Nominating and Corporate Governance Committee

Risks associated with:

•     financial matters, particularly financial reporting, accounting, disclosure, and internal controls

•     compliance with legal and regulatory requirements

•     cybersecurity matters

•     insurance, pension, environmental and litigation matters

Risks associated with:

•     the establishment and administration of executive compensation and equity-based compensation programs

•     performance of and succession planning with respect to executive officers

•     human capital management and learning and development

Risks associated with: • board of director independence, effectiveness and organization, • director succession cadence and planning • sustainability and social responsibility matters

The Audit and Risk Management and the Compensation and Human Resources committees rely on the advice and counsel of our independent auditors and independent compensation consultant, respectively, to raise awareness of any risks that may arise during their respective regular reviews and audit of our financial statements and executive compensation policies and practices.

Meetings and attendance

The board met six times in 2025. Regularly scheduled board and committee meetings are typically held on successive days, with meetings typically covering two days. The board conducts periodic visits to our facilities as part of its regularly scheduled meetings. In 2025, each director attended at least 75% of the meetings of the full board and of the board committees on which he or she serves that were held during the period of the director’s service.

All directors are encouraged by policy to attend our annual meeting of shareholders and, other than one director who had a pre- existing conflict, all of the director nominees attended our 2025 annual meeting. Generally, over the past decade no shareholders have attended our annual meetings other than directors, officers and corporate office employees who hold shares, and that was the case with respect to our 2025 annual meeting.

2026 PROXY STATEMENT	17	ENPRO INC.

Corporate governance policies and practices

Our board of directors and management firmly embrace good and accountable corporate governance. We believe an attentive board operating under the highest standards of corporate governance is a tangible competitive advantage. Our board has undertaken substantial efforts to meet those standards.

Corporate Governance Guidelines and Code of Conduct

The board regularly reviews our Corporate Governance Guidelines, taking into account recent trends in corporate governance and any new rules adopted by the NYSE and the SEC. Among other things, these guidelines specify that:

•	the Chief Executive Officer should be the only employee who serves as a director subject to exceptions approved by the board of directors;
•	a substantial majority of the members of the board should be independent;
•	the board should hold regularly scheduled executive sessions without management present;
•	board members should be available to participate in our annual shareholders’ meeting; and
•	the board should annually evaluate its performance and contributions, and those of its committees.

Our Corporate Governance Guidelines also:

•	require any nominee for director in an uncontested election to tender a resignation if a greater number of votes are “withheld” from his or her election than are voted “for” the nominee; and
•	prohibit directors from using Enpro stock in hedging or monetization transactions, including through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments.

Our Code of Conduct (the “Code”) applies to our directors and all Enpro colleagues, including our principal executive, financial and accounting officers. The Code covers conflicts of interest, corporate opportunities, confidentiality, protection and proper use of company assets, fair dealing, compliance with laws (including insider trading laws), the accuracy and reliability of our books and records, and the reporting of illegal or unethical behavior.

All members of the board and all officers must annually certify their compliance with the Code. Each director and officer certified compliance without exception in the first quarter of 2026.

Copies of the Code and our Corporate Governance Guidelines are available on our website at www.enpro.com. From our home page, click on the “About Us” tab, then on “Governance,” then on “Corporate Governance Documents” and then, for the Code, click “Code of Conduct” and, for the Corporate Governance Guidelines, click “Corporate Governance Guidelines.”

Corporate social responsibility and sustainability

Our emphasis on corporate social responsibility and sustainability is at the core of how Enpro does business. We believe this focus creates long-term value for all stakeholders, while positioning our businesses for ongoing success. This focus aligns with and includes our strategy of attracting and retaining the most talented people across the organization, nurturing their physical and mental health, and fostering holistic development and well-being throughout their careers.

Board oversight. Our board of directors exercises oversight with respect to corporate social responsibility and sustainability matters directly and through its committees. The Compensation and Human Resources Committee annually reviews our human capital resource strategies, including talent development, and more frequently considers matters with respect to employee safety, retention and inclusion. The Nominating and Corporate Governance Committee reviews our business strategy, policies and processes with respect to environmental, social and sustainability matters.

The Nominating and Corporate Governance Committee has appointed a cross-functional Sustainability Committee—comprising executive-level representatives from legal, finance, supply chain, human resources, internal audit, and operations—to support the Company’s focus on financial performance, human development, and being an outstanding corporate citizen. The Sustainability Committee meets quarterly to evaluate progress toward our GHG emissions goals; assess sustainability related risks and opportunities, including investments in low carbon product innovation, waste reduction and circularity initiatives; evaluate emerging disclosure requirements and market expectations; and integrate material sustainability and corporate social responsibility considerations into the Company’s processes, practices, disclosures, and overall business strategy. The Sustainability Committee reports directly to the Nominating and Corporate Governance Committee, helping the board fulfill its oversight responsibilities for sustainability matters and enabling the integration of sustainability related considerations into Enpro’s risk management frameworks, capital allocation processes, and business strategy.

2026 PROXY STATEMENT	18	ENPRO INC.

Corporate governance policies and practices	Corporate social responsibility and sustainability

Employee development. We strive to create an environment where all colleagues can flourish. We continue to build our culture as a foundation upon which we operate, and we believe human development and care for the communities and environments surrounding us leads to optimal financial performance; while the pursuit of optimal financial performance empowers our colleagues and drives enhancement of skills and improves decision-making.

In January 2025, we launched an Enpro-wide initiative called “Enpro 3.0 - Accelerating Personal and Profitable Growth.” This initiative provided the foundation for our colleagues to chart their paths for personal and professional development on top of the fundamental responsibilities to drive value through our leading-edge suite of products and solutions. Supporting this enterprise-wide development program, we have continued to launch a number of external learning tools, in addition to creating Enpro-specific content focusing on growth, improving financial acumen, developing psychological awareness, and emphasizing the importance of our leading safety culture. In addition, as part of our ongoing employee-development efforts, we continue to deploy our We Are Enpro program to all new hires to introduce each person to our culture, values, purpose, and principles. Additionally, as continuous improvement is a fundamental cornerstone to our way of working, in 2026 we will also deploy leader training focused on Accountability and Wellbeing, so our leaders are better equipped to foster trust, inclusion and engagement.

As part of our commitment to our people, we provide a comprehensive compensation and benefits program that is designed to attract and retain employees. Our programs are structured to meet the evolving needs of our team members and their families. In the United States, we have a minimum wage of $17 per hour at all facilities that we have operated for at least one year. Benefits in the United States also include a 401(k) plan with above-market company match, an award-winning health and well-being program, flexible vacation and time-off policies, enhanced employee assistance programs, paid family leave, and comprehensive healthcare benefits, as well as company-paid long-term disability, critical illness, and accident insurance coverage. We continue to focus on the mental well-being of our colleagues through company-wide resource groups that focus on mental health, as well as through our employee assistance programs and a mental health support community group.

Safety. Our core values are Safety, Excellence, and Respect. Our aim at Enpro is to live our values every day and we are proud of the safety culture that enables our team members to feel both physically and psychologically safe at work. Our values, the way we work together and our deep commitment to safety differentiates us.

We have an active and engaged EHS Community of Practice at Enpro. Our EHS leaders work as a global team to develop new initiatives and in 2025 Enpro continued to build upon our award-winning safety system, a cornerstone of our company’s culture. Enpro’s safety culture begins for each of our colleagues through engaged Safety Action Teams at all locations. In addition, we invest significant time familiarizing new team members to our culture, which is very likely unique from any place they have worked before. We regularly practice Leadership Safety Walks, where members of our leadership team conduct hazard identification activities at our sites around the world. We continually analyze our safety metrics to identify areas of focus for further injury reduction activities.

We continue to see progress in our journey towards alignment with ISO 45001 - three operations have third party ISO 45001 certification. This alignment strengthens our safety culture and creates enhanced safety processes to drive consistency and repeatability. We enable all members of our EHS Community of Practice to be trained as ISO lead auditors and our internal Safety Audit program continues to progress toward alignment with ISO audit practices.

For 2025, our Total Recordable Incident Rate (TRIR) was 0.64 and Lost Time Case Rate (LTCR) was 0.09, making 2025 our best year ever for TRIR and LTCR.

Diversity and inclusion. We believe that a diverse workforce is critical to our success, and we purposefully strive for a culture that reflects and embraces diversity of thought, backgrounds and perspectives, while encouraging belonging and psychological comfort. In alignment with our values, we infuse this culture in every aspect of the team member experience, from selection and hiring, through exit and off-boarding. We believe ongoing development of effective teams must include perspective-taking, emotional intelligence, respectful feedback and genuine appreciation for our purpose as an organization, as well as individually, all in addition to functional and technical skills-based training to retain talented team members. We seek to hire the most qualified and talented employees in compliance with applicable laws and regulations.

Supporting our communities. In connection with our commitment to promoting diversity and improving the communities where our employees live and work, in 2020, we launched the Enpro Foundation to support charitable, educational, and other organizations working to advance education, equality, diversity and the preservation of human dignity. The Foundation is managed by employees who volunteer their time and talents to fulfill this mission. Enpro has contributed $2.25 million to the Enpro Foundation since its formation in 2020 and our Foundation has made $1.6 million in donations, with a special focus on charitable organizations nominated by our colleagues. Through our Foundation, we have created and funded an employee assistance fund, administered by a third-party that specializes in this type of fund, where we assist employees that are facing difficult challenges, including family sickness, impact from natural disasters, or other tragedies, in a way that is objective, respectful and confidential.

2026 PROXY STATEMENT	19	ENPRO INC.

Corporate governance policies and practices	Corporate social responsibility and sustainability

Environmental sustainability. Enpro recognizes that climate change is a significant and complex challenge that we must address in partnership with all of our stakeholders. We are committed to diligently exploring all opportunities to reduce our energy usage, optimize resource use, and minimize associated greenhouse gas (GHG) emissions. In recent years, we have we have taken meaningful steps to reshape our portfolio, including divesting certain carbon-intensive operations, exiting highly carbon-intensive market sectors, and acquiring businesses that are more technologically advanced and inherently less carbon intensive. Enpro also established a Sustainability Community of Practice in 2024 with representatives from corporate and manufacturing locations for all Enpro businesses with the mission of integrating sustainability strategies and principals for each other, our customers, our communities, the environment, our financial stakeholders, and future generations.

Our products and solutions—ranging from highly engineered gaskets and seals to advanced cleaning and coating processes for high-value tools in the semiconductor value chain—safeguard our environment by preventing the release of harmful substances into the environment, extending and keeping volatile substances within a closed system for optimal operating performance. We also design, manufacture and sell solutions for renewable energy alternatives such as nuclear and hydrogen energy and biogas, provide safety applications that protect human life on our roads, supply specialized monitoring for wastewater and liquid effluents, and offer solutions that optimize supply chains, as in the semiconductor industry, while reducing their carbon footprint. Across Enpro, our high-value portfolio, mission-critical solutions serve markets where a failure could be catastrophic and pose risks to human life or the environment.

Enpro set a goal of reducing combined Scope 1 and Scope 2 GHG emissions intensity by 3% per million dollars of revenue per year, as compared to the 2022 baseline year. Intensity-based targets are aligned with Enpro’s focus on both strategic and organic growth, as well as the diverse nature our businesses. While individual manufacturing operations strive for absolute emissions reductions, the enterprise-wide intensity target is better suited to tracking improvements in carbon efficiency as we continue to grow and evolve.

Between 2022 and 2025, Enpro achieved more than 3,500 tons CO2e/year in absolute GHG emissions reductions, representing a more than 9% overall decrease. These reductions translate to a 13% improvement in GHG emissions intensity over the same period, which exceeds Enpro’s target of 3% annual reduction (9% total over three years).

In 2025, Enpro advanced our sustainability practices through several key advancements:

•	Securing third-party limited assurance for our Scope 1 and Scope 2 GHG emissions, beginning with 2024 data.
•	Developing our first enterprise-wide Scope 3 GHG emissions inventory, using 2024 as the base year.
•	Implementing new corporate-wide processes to collect and track waste generation, recycling, and reuse data across all businesses.
•	Conducting climate scenario risk assessments aligned with the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations, supplementing the double materiality assessment completed in 2023.

For more information, please see our most recent Sustainability Report, CDP questionnaire, and TCFD-aligned climate-related risk disclosure, which are available on our website at www.enpro.com.

Compensation Committee interlocks and insider participation

Mr. Keating, who is not being nominated for re-election, serves as a member of the Compensation Committee and, since October 2023, has served as the President, Chief Executive Officer and a director of Excelitas Technologies Corp. (“Excelitas”). At the time Mr. Keating joined Excelitas, Excelitas was, and has continued to be, a customer of Enpro’s Alluxa division, and Excelitas had been a customer of Alluxa prior to Enpro’s acquisition of Alluxa in 2020. During 2025, Alluxa provided goods and services to Excelitas. The amount of such transactions in 2025 was approximately $293,500. Alluxa provided such goods and services to Excelitas on its standard commercial terms available on the same basis to unrelated third parties. The Enpro board concluded that such transactions are not material to Enpro and do not constitute a material relationship between Mr. Keating and our company.

2026 PROXY STATEMENT	20	ENPRO INC.

Corporate governance policies and practices	Communications with the board

Our engagement with shareholders

Throughout the course of each year, we speak with numerous shareholders, including frequent conversations with many of our largest shareholders. These conversations cover a wide range of topics, including our strategic direction, financial performance, future growth opportunities, capital allocation discipline, acquisition criteria, business continuity, sustainability initiatives, management succession, compensation practices and culture and development of our colleagues across the organization.

More than 200	Top 30
regular discussions with current and potential shareholders, representing 45% of outstanding shares	shareholders invited to proactively engage on corporate governance matters, representing 85% of outstanding shares

Communications with the board

Shareholders and other interested parties can communicate with our board in various ways. They may write the board at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209; they may contact the board anonymously and confidentially through our Entegrity Assistance Line; and they may attend our annual shareholders meeting, where they will have the opportunity to speak with members of our board.

Letters to the board should be addressed in care of our Secretary, who the board has authorized to receive and process written correspondence. He will direct correspondence about issues within the board’s scope of responsibility directly to the Chairman and to the chairman of any committee to which the correspondence relates. Customer complaints and other correspondence about ordinary business matters are sent directly to the applicable business. Correspondence of other types is not forwarded to the board but held by the Secretary and made available to any director who wishes to see it.

Shareholders and other interested parties who wish to send anonymous and confidential correspondence to the board may do so through our Entegrity Assistance Line. The line is staffed by an independent third party who is responsible for receiving and forwarding messages submitted on the line. Instructions for using the line are available under the “Entegrity Assistance Line” link accessed from the “Governance” link, which is accessed from the “About Us” link on our website at www.enpro.com. Items addressed to the board of directors are forwarded to the Chairman of the Audit and Risk Management Committee, a non-management director. Items not addressed specifically to the board of directors are forwarded to our Director of Internal Audit, who reports directly to the Audit and Risk Management Committee and is a member of our internal Corporate Compliance Committee. The Director of Internal Audit periodically updates the Audit and Risk Management Committee about the investigation and resolution of all reports alleging financial and other types of misconduct.

Director compensation

Our non-employee directors received the following compensation for 2025:

•	an annual cash retainer of $100,000, paid in quarterly installments; and
•	an annual grant of shares or, if a director so elects, phantom shares equal in value to approximately $125,000.

Additional cash compensation is paid to:

•	the chairman of our Compensation and Human Resources Committee, who received an annual fee of $15,000;
•	the chairman of our Audit and Risk Management Committee, who received an annual fee of $20,000;
•	the chairman of our Nominating and Corporate Governance Committee, who received an annual fee of $10,000; and
•	our Chairman, who received an additional fee at an annual rate of $100,000.

Compensation is prorated for service in any of these capacities for a portion of the year. In addition, each director may be granted shares, or phantom shares if elected by the director, upon his or her initial election to the board. The amount of such an award is determined by the Nominating and Corporate Governance Committee and has generally been based on the number of days remaining in the year that the director is elected.

2026 PROXY STATEMENT	21	ENPRO INC.

Corporate governance policies and practices	Director compensation

Employee directors receive no compensation for serving on our board.

We periodically review benchmarking studies to evaluate the amount and form of compensation paid to non-employee directors relative to the compensation paid to non-employee directors of peer companies. For 2026, the amount of the annual grant of shares to non-employee directors was increased from $125,000 to $140,000, the additional annual fee paid to the Chair of the Compensation and Human Resources Committee was increased from $15,000 to $16,000, and the additional annual fee paid to the Chair of the Nominating and Corporate Governance Committee was increased from $10,000 to $12,000. We believe that the compensation paid to our non-employee directors is reasonable. Non-employee directors are generally granted fully-vested shares, or phantom shares if elected by the director, at the first meeting of the Compensation and Human Resources Committee each year. Phantom shares are fully vested when awarded and are paid in shares of common stock when a director ceases his or her service on the board.

Board members are required to own the company’s stock. Each director has five years from the date he or she joins the board to accumulate Enpro shares equal in value to at least five times the annual cash retainer paid to directors. Phantom shares count toward this requirement. We examine compliance with this policy each February. As of February 12, 2026, all of the directors who have served for five years complied with this requirement.

A deferred compensation plan allows non-employee directors to defer receipt of all or part of the cash portion of their annual retainer fees. The deferred portions of the fees can be directed to a cash account or a stock account. Fees deferred into a cash account are credited with a return based on an investment option chosen by the director from those available under our Retirement Savings Plan for Salaried Employees (excluding our common stock). Fees deferred into a stock account are credited with stock units, each equal in value to the fair market value of one share of our common stock on a given date. All amounts deferred are payable after a director ceases his or her service on the board. As of December 31, 2025, the following directors had deferred compensation balances under the plan: Mr. Abbey, 1,429 stock units; Mr. Botts, 2,972 stock units; Mr. Brueck, 10,057 stock units; Ms. Gulfo, 514 stock units; Mr. Hauser, $2,842,789 and 8,588 stock units; Mr. Humphrey, 7,865 stock units; Mr. Keating, 1,720 stock units; and Ms. Reinsdorf, 565 stock units.

The following table presents the compensation we paid to all non-employee directors for their service in 2025.

2025 Non-Employee Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(g)	(h)

William Abbey	100,000	130,445	—	230,445
Allison K. Aden	100,000	130,445	—	230,445
Thomas M. Botts	115,000	130,445	18,306	263,751
Felix M. Brueck	100,000	130,445	14,806	245,250
Adele M. Gulfo	100,000	130,445	5,070	235,514
David L. Hauser	200,000	130,445	30,777	361,222
John Humphrey	120,000	130,445	11,100	261,545
Ronald C. Keating	100,000	130,445	—	230,445
Judith A. Reinsdorf	110,000	130,445	—	240,445

(1)	Messrs. Abbey and Keating and Ms. Gulfo each deferred $100,000 and Ms. Reinsdorf deferred $110,000 of the fees earned in 2025 pursuant to our Deferred Compensation Plan for Non-Employee Directors into a stock account and, as a result, an aggregate of 512 stock units, individually, were credited to each of Messrs. Abbey and Keating and Ms. Gulfo and an aggregate of 564 stock units were credited to Ms. Reinsdorf, under our Deferred Compensation Plan for Non-Employee Directors. The grant date fair value of such stock units is equal to the dollar amount of the fees deferred into the stock account.

2026 PROXY STATEMENT	22	ENPRO INC.

Corporate governance policies and practices	Director compensation

(2)	On February 13, 2025, each director then serving as a non-employee member of the board received a grant of 685 shares, or at the director’s election 685 phantom shares to be settled in shares of common stock. In determining the number of shares (or phantom shares) to be awarded, we used the average closing price of our common stock for the 20 trading days ending on the trading day immediately preceding February 13, 2025, which average price was $182.27 per share. The dollar amount presented in the table for these directors reflects the closing price of our common stock on February 13, 2025, which was $190.43 per share. Upon the company’s payment of dividends on shares of its common stock, non-employee directors who elected to receive phantom shares, or who received phantom shares in the past, receive phantom shares as dividend equivalents with respect to both the phantom shares awarded to such directors in consideration for their service and the phantom shares credited to the account of directors who have elected to defer receipt of cash compensation under our Deferred Compensation Plan for Non-Employee Directors. As of December 31, 2025, our non-employee directors held the following numbers of phantom shares, including phantom shares to be settled in cash:

Director	Number of Phantom Shares
William Abbey	—
Allison K. Aden	—
Thomas M. Botts	14,926
Felix M. Brueck	11,947
Adele M. Gulfo	4,753
David L. Hauser	29,784
John Humphrey	9,959
Ronald C. Keating	2,283
Judith A. Reinsdorf	432
(3)	Such amounts equal the aggregate grant date fair value of phantom shares to be settled in shares of common stock issued pursuant to the dividend equivalent rights provisions of previously granted awards of phantom shares to be settled in shares of common stock with respect to dividends paid on our common stock in 2025. The grant date fair value of each such dividend equivalent issuance is equal (subject to rounding of the number of phantom shares issued) to the cash dividend payable on the number of shares of our common stock equal to such director’s aggregate number of phantom shares to be settled in shares of common stock held as of the record date for the payment of such dividend.

2026 PROXY STATEMENT	23	ENPRO INC.

Proposal 2—Advisory vote approving executive compensation

(Item 2 on the proxy card)

The Enpro board of directors provides our shareholders with the opportunity to cast an annual advisory vote on the compensation paid to our named executive officers. Their compensation is reported in our proxy statement for the annual meeting of shareholders. To provide this opportunity to our shareholders, we will present the following resolution to the shareholders at the annual meeting:

“Resolved, that the shareholders hereby approve, on an advisory basis, the compensation paid to the company’s named executive officers as disclosed, pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission, in the company’s proxy statement for the 2026 annual meeting of shareholders.”

This vote does not bind the company. However, the board of directors and the Compensation and Human Resources Committee, which is composed only of independent directors, will take into account the outcome of the vote when considering future executive compensation decisions.

As we describe in detail below under “Compensation discussion and analysis,” we design our executive officer compensation programs to attract, motivate, and retain the key executives who drive our success. Our objective is to establish pay practices that reward them for superior performance and align their interests as managers of our company with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is tied to business performance. A substantial portion of each executive officer’s total compensation package is based on our financial results—disappointing performance results in little or no payout while superior performance leads to larger payouts—and the portion of compensation based on our financial performance increases with the officer’s level of responsibility;
•	is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests;
•	enhances retention of our executives—much of their total compensation vests over several years;
•	links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value;
•	does not encourage our executives to take unnecessary or excessive risks; and
•	enables us to compete effectively for talented individuals who will help us successfully execute our business plan.

We believe our compensation structure aligns with the interests of our shareholders and results in payment commensurate with our performance.

We encourage our shareholders to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure included in this proxy statement.

The board of directors unanimously recommends that you vote FOR the adoption of the resolution approving, on an advisory basis, the compensation paid to our named executive officers as disclosed in this proxy statement.

2026 PROXY STATEMENT	24	ENPRO INC.

Compensation discussion and analysis

This Compensation Discussion and Analysis describes our compensation philosophy and the key criteria the Compensation and Human Resources Committee (which we refer to in this “Compensation Discussion and Analysis” section as the “Committee”) uses to set compensation levels, determine actual compensation, and establish future compensation opportunities for our executives. In implementing the 2025 executive compensation program, the Committee considered prior years’ say-on-pay votes, shareholder feedback, and advice from the Committee’s independent compensation consultant.

Our named executive officers

Our named executive officers, or NEOs, for 2025 are:

Eric A. Vaillancourt, President and Chief Executive Officer Joseph F. Bruderek Jr., Executive Vice President and Chief Financial Officer Robert S. McLean, Executive Vice President and General Counsel	Larisa R. Joiner, Senior Vice President and Chief Information Officer Steven R. Bower, Senior Vice President, Controller and Chief Accounting Officer

Executive summary

The Committee and our board of directors determine executive compensation based on a comprehensive view of factors designed to produce long-term business success. The objectives of our executive officer compensation programs are to attract, motivate and retain key executives who will drive our success. Our pay practices reward these executives for superior performance and align their interests with the long-term interests of our shareholders.

About Enpro

At Enpro, we Empower Technology with Purpose. We are a leading-edge industrial technology company that focuses on critical products and solutions that serve a diverse set of faster-growing end markets that touch our lives every day. The variety of applications produced by the company safeguard critical environments and offer a level of precision and reliability that customers rely upon.

In January 2025, we launched an Enpro-wide initiative called “Enpro 3.0 - Accelerating Personal and Profitable Growth,” which represents our strategic path forward into 2030. Over this time period, we aim to generate mid-to-high single digit organic revenue growth, complemented by strategic acquisitions that expand our capabilities in areas of our portfolio growing faster, without the use of excess leverage. The company is cash generative, and we continue to make investments to support both the growth of the enterprise, and the personal and professional growth and development of our colleagues.

•   High-margin products and solutions that offer competitive differentiation through technology, safety, environmental and process reliability, and applied engineering capability.

•   Recurring or aftermarket revenue streams for many of our products and solutions enable reduced cyclicality and long-term durability of revenue. Our products and solutions offer environmental, process protection, and safety benefits, particularly in harsh or critical environments that require regular preventative maintenance or replacement.

•   Leverage continuous improvement, commercial excellence and supply chain processes to increase or preserve profitability, ensure product quality and availability and maximize operational efficiencies with technology and discipline.

•   Maximizing long-term shareholder returns through commitment to superior capital allocation, sustainability and community involvement.

•   Empowering our colleagues with a mindful, collaborative culture that values safety, excellence and respect, while encouraging their continuous personal and professional development.

2026 PROXY STATEMENT	25	ENPRO INC.

Compensation discussion and analysis	Executive summary

Part of our culture of commercial and operational excellence is the effectiveness of our operating system that focuses on continuous improvement, strategic pricing discipline, technology implementation and customer intimacy in an effort to improve or maintain margins and drive strong, consistent free cash flow. We create value by maintaining world-class standards, empowering every employee to continually learn and adopt the mentality of an owner, and instilling a desire to learn from others, contribute to others, and ensure company-wide commitment and accountability. Our operating system has been tested in a variety of economic and geopolitical cycles and changes over time and allows us to deploy the strengths of our organization throughout our enterprise to invest in a stronger future. These operating disciplines are enduring at Enpro and are integrated into all elements of our company.

Summary of business highlights

In the first year of Enpro 3.0, our teams across the organization were motivated and focused on delivering on our growth promises. Enpro’s 2025 sales increased nearly 8% organically at strong profitability levels despite continued choppiness in the global semiconductor industry, slow industrial process demand internationally, and cyclical weakness in commercial vehicle OEM demand in North America. Our 2025 financial results continue to demonstrate the balance and resilience of the Enpro portfolio as well as the commitment to excellence from our nearly 4,000 colleagues around the world.

Throughout 2025, we continued to invest in areas of the business where we see opportunities to drive profitable revenue growth. We remain committed to delivering mid-single digit organic revenue growth in Sealing Technologies and at least high-single digit growth in the Advanced Surface Technologies (“AST”) segment into 2030, with capital efficiency at premium profitability during the Enpro 3.0 planning horizon into 2030.

Enpro’s leading-edge businesses have many common characteristics, with products and solutions representing a small percentage of total customer spend, but providing customers highly customized functionality to safeguard their critical processes and environments. We intend to continue to invest, both organically and through select strategic acquisitions, to continue to drive the company’s growth rates and enhance enterprise value.

Our Sealing Technologies segment produced another year of excellent results in 2025 with sales increasing nearly 8% organically, with strength in aerospace, food and biopharma and domestic general industrial markets, offsetting overall sluggish OEM demand in our commercial vehicle market and a tepid industrial backdrop internationally. We are pleased with the record profitability achieved in 2025, as well, and are excited to continue to invest in the segment to drive mid-single digit revenue growth at these premium profit levels. Complementing the strong performance of the overall segment organically, we completed two acquisitions in the second half of 2025: AlpHa Measurement Solutions and Overlook Industries. Both strategic acquisitions extend our capabilities in compositional analysis and biopharmaceutical production, with differentiated technology, strong market positions and above-average growth opportunities. With differentiated market and technology positions and focus on the aftermarket, in addition to continued investment in organic growth, our long-term outlook for the Sealing Technologies segment remains positive.

Our AST segment, largely participating in the semiconductor market, performed well despite continued soft conditions in the overall industry. Our exposures on leading-edge applications driving artificial intelligence and increasing complex chip architectures, and our advanced cleaning solutions, performed well, while overall semiconductor capital equipment spending remained choppy. Throughout this slower demand environment, we continue to invest in areas where we are strongest, while implementing our continuous improvement playbooks to drive optimized segment level performance.

Strategic highlights. In the second half of 2025, we completed the acquisitions of AlpHa Measurement Solutions, headquartered in Houston, Texas, and Massachusetts-based Overlook Industries for a total of $280 million in cash, both included in the Sealing Technologies segment. The company continues to generate strong free cash flow to fund our growth initiatives and maintain a reasonably conservative leverage ratio.

Financial highlights. Reported sales increased 9% in 2025, including the partial-year contribution from AMI, AlpHa Measurement Solutions and Overlook Industries. We are pleased with the company’s overall performance in the year, despite persistent choppiness in semiconductor capital equipment spending and slow commercial vehicle OEM demand. Overall, total Enpro operating income increased 14%.

In May 2025, we refinanced our senior notes, extending maturity to 2033, while doubling the size of the company’s revolving credit facility to $800 million. We increased our annual dividend for the tenth consecutive year in 2025. Our balanced capital allocation approach continues, and we have ample financial and strategic flexibility to execute on our vision for Enpro 3.0.

Shareholder engagement

At our 2025 annual meeting held in April, we asked our shareholders to support a non-binding resolution to approve the compensation paid to our named executive officers as reported in our proxy statement for that meeting. Of the shares voted “for” or “against” that proposal, approximately 97.0% of the shares were voted “for” approval of that resolution. The Committee typically establishes incentive compensation opportunities each February. Accordingly, the results of the April 2025 shareholder vote were not available to the Committee when the structure for the 2025 compensation awards had been set by the Committee.

2026 PROXY STATEMENT	26	ENPRO INC.

Compensation discussion and analysis	Executive summary

During our engagement with shareholders in the past year, we expressly solicited shareholder feedback on our compensation practices. During these conversations, shareholders offering suggestions about our performance-driven compensation practices are greatly considered and we received positive support for our company-wide compensation, retention and benefits programs.

We communicate investor feedback on our compensation practices to the Committee and consider shareholder views as we seek to align our policies and practices with the interests of our financial stakeholders. In addition, the results of the shareholder vote at the 2025 annual meeting and feedback received in response to our outreach to shareholders related to that vote were considered by the Committee in determining the executive compensation program for 2026.

2025 executive compensation decisions at a glance

2025 target compensation rewards success. Our compensation program enables us to attract and retain talented and highly motivated executive officers who are capable of driving our success and building value for our shareholders. The performance- based structure of our compensation program is designed to incentivize achievement of superior performance results and to align the interests of our executive officers with the interests of our shareholders.

The following charts show the relative portion of Mr. Vaillancourt’s 2025 target compensation and the average target compensation of the other NEOs. Target compensation consists of the base salary for 2025, target annual performance- based cash compensation awards made in 2025, target Performance Share Awards (PSAs) granted in 2025, long-term equity compensation in the form of stock options and restricted stock units (RSUs) awarded in 2025 and other 2025 compensation, principally company contributions to defined contribution retirement plans.

*	To determine the target number of restricted stock units and Performance Share Awards and the number of stock options, the Committee divided the applicable dollar amount by the average closing price of our common stock for the 20 trading days immediately preceding the date of the award for the restricted stock units and Performance Share Awards and by the Black-Scholes accounting value for the stock options. The amounts included for Performance Share Awards in the summary compensation table on page 39 and in the grants of plan-based awards table on page 41 are based on the grant date fair value of the Performance Share Awards determined using financial accounting assumptions as required by SEC rules for reporting the related compensation in those tables, which differ from the values assigned to these awards by the Committee as described above. These charts reflect the Committee’s basis for valuing these awards in allocating target compensation.

Compensation program outcomes. For the awards made in 2025 under our annual performance plan, the Committee, consistent with its decision in prior years, selected adjusted EBITDA and cash flow return on operating capital (“Cash Flow ROIC”) as the performance measures. The Committee selected these performance measures because they are the critical measures we use internally in managing our businesses and are measures of our profitability and the performance of our assets relative to our investment. For awards made in prior years, these measures were equally weighted, but for the awards made in 2025 the Committee increased the weighting of the adjusted EBITDA metric to 70%, with the Cash Flow ROIC metric being weighted 30%. In February 2023, executive officers then employed by us were granted Performance Share Awards with payouts based on our total shareholder return compared to the same measure of the S&P SmallCap 600 Capital Goods (Industry Group) Index measured over a three-year performance cycle (rTSR). The Performance Share Award amounts are denominated in shares of our common stock with a three-year performance period that ended on December 31, 2025 and are paid out in an equal number of shares of common stock plus cash in an amount equal to the dividends that would have been paid on such shares as if they had been issued on the date the award was granted. The following summarizes the actual payouts to those executive

2026 PROXY STATEMENT	27	ENPRO INC.

Compensation discussion and analysis	Executive summary

officers, relative to the target levels, for 2025 under the annual performance plan and of the Performance Share Awards for the 2023-2025 performance cycle.

2025 Annual Performance Plan 130.5% of target payout, based on above-target level achievement of Adjusted EBITDA and near-maximum level achievement of Cash Flow ROIC	2023-2025 Performance Share Awards 149% of target vesting that reflects our rTSR ranking at the 62nd percentile relative to the S&P SmallCap 600 Capital Goods Index

Consistent program for 2026

The Committee believes that the 2025 compensation program yielded compensation results appropriate for the level of our performance and, in light of shareholder support for our compensation structure, the Committee retained the structure of the 2025 compensation program for the 2026 program.

Best compensation practices and policies

The following table highlights key features of our executive compensation program. We also identify certain compensation practices that the Committee has not implemented because it does not believe they would serve our shareholders’ long-term interests.

What we do
✓	We make variable, performance-based compensation a significant component of each executive officer’s total compensation and increase the proportion of variable compensation to total compensation as levels of responsibility increase.
✓	We balance short-term and long-term compensation to discourage short-term risk-taking at the expense of improvement in long-term results.
✓	Our long-term compensation awards are all stock based, with awards since 2023 being settled in shares of our stock.
✓	We require meaningful stock ownership and retention at levels that increase with responsibility.
✓	We use a performance measure relative to the performance for comparable companies for long-term incentive awards.
✓	The Committee uses an independent executive compensation consultant, which reports directly to the Committee and does not provide any other services to our company.
✓	We have clawback policies for the recovery from executive officers, following a restatement of our financial results, of any excess performance-based compensation to the extent it was based on pre-restatement results.
What we don’t do
X	We do not have employment agreements with any executive officers.
X	We do not provide for any tax gross-ups on termination payments following a change in control.
X	We do not permit pledging of, or hedging transactions on, our stock.
X	We do not fully vest time-based equity awards in less than three years.
X	We do not re-price stock options without shareholder approval or permit discounted stock options.

What guides our executive compensation program

The objectives of our executive officer compensation program are to attract, motivate and retain key executives who will drive our success. Our pay practices reward these executives for superior performance and align their interests with the long-term interests of our shareholders.

We achieve our objectives through compensation that:

•	is tied to business performance. A substantial portion of each executive officer’s total compensation opportunity is based on our financial results—disappointing performance results in little or no payout while superior performance leads to larger payouts—and the portion of compensation based on our financial performance increases with the officer’s level of responsibility;
•	is significantly stock-based. Stock-based compensation ensures our executives and our shareholders have common interests;

2026 PROXY STATEMENT	28	ENPRO INC.

Compensation discussion and analysis	What guides our executive compensation program

•	enhances retention of our executives—most of their total compensation vests over several years;
•	links a significant portion of their total pay to the execution of strategies intended to create long-term shareholder value;
•	enables us to compete effectively for talented individuals who will help us successfully execute our business plan; and
•	does not encourage our executives to take unnecessary or excessive risks.

To design an executive compensation program that is in line with these policies, the Committee considered:

•	the executive compensation and market competitiveness studies described below;
•	internal pay fairness;
•	comprehensive compensation histories for each of our executive officers which include each element of compensation and benefits (salary, incentive awards, equity grants, retirement benefits, and possible severance or change in control payments);
•	the impact of tax and accounting rules;
•	whether the structure of our program creates an incentive for taking excessive risk; and
•	trends affecting the company’s markets.

Key elements of compensation

The following table summarizes the key elements of our 2025 executive compensation program.

	Compensation Element	Rationale	Key Characteristics
SHORT-TERM	Base Salary	To compensate the executive fairly and equitably, including as compared to external market peers.	Fixed compensation that is reviewed annually.
	Annual Performance- Based Incentive Awards (Annual Performance Plan)	To align executives’ decisions with the key annual financial performance metrics that drive our business strategy, including profitability, cash flow and resource efficiency.	Based on pre-established company goals relating to adjusted EBITDA (weighted 70%) and Cash Flow ROIC (weighted 30%), with corporate executives measured against companywide achievement.
LONG-TERM	Long-Term Awards	To align executives with shareholder interests, to reinforce, incentivize and reward long-term value creation, and to provide a retention incentive.	Variable compensation component. Reviewed and granted annually.
	Performance Share Awards (30% of LTI)	To motivate executives by linking incentives to our relative total shareholder return (rTSR), driving effective decision making and furthering the alignment between our executive officers and our shareholders.

The Performance Share Awards are denominated as stock units, with the amount of stock units earned being based on our three-year rTSR, which measures performance relative to peers, that are paid out in shares of common stock plus cash in an amount equal to the dividend equivalents.

Stock Options (30% of LTI)

To align leadership interests with shareholder value by focusing on stock price growth rather than specific financial goals, increase at- risk compensation and incentivize long-term value creation, reward for sustained company performance over time.

The stock options generally vest, subject to continued employment, in equal installments on the first, second and third anniversaries of the grant date, with a per share exercise price equal to the closing stock price on the date of the grant. No vesting upon a change in control if the awards are assumed by the acquirer.
	Restricted Stock Units (40% of LTI)	To motivate the appropriate actions and decisions that deliver superior long-term total shareholder return and support our executive retention objectives.	Awards vest in equal installments on the first, second and third anniversaries of the date of the award generally subject to continued employment. No vesting upon a change in control if the awards are assumed by the acquirer.
OTHER	Health/Welfare Plan and Retirement/ Deferral Benefits	To provide competitive benefits promoting employee health and productivity and supporting financial security.	Fixed compensation component.
	Perquisites and Other Benefits	These are very minimal and are provided to assist in attracting and retaining executive officers.	Fixed compensation component.
	Change-in-Control Protection	To provide continuity of management and bridge future employment if terminated in connection with a change-in-control.	Fixed compensation component; “double- trigger”—i.e., only paid in the event employment is terminated other than “for cause” or for “good reason”—in connection with a change in control.
	Health/Welfare Plan and Retirement/ Deferral Benefits	To provide competitive benefits promoting employee health and productivity and supporting financial security.	Fixed compensation component.

2026 PROXY STATEMENT	29	ENPRO INC.

Compensation discussion and analysis	What guides our executive compensation program

The decision-making process

The role of the Committee. The primary function delegated to the Committee by our board is overseeing the design and cost of our compensation programs, particularly the program for executive officers. The Committee determines executive compensation based on a comprehensive view of factors designed to produce long-term business success. All of our non- management directors sit on the Committee.

When setting targeted compensation for each of our executive officers, the Committee considers individual performance, experience and tenure. In evaluating the reasonableness and competitiveness of targeted compensation, the Committee reviews compensation data for a broad survey group and for a peer group prepared by its independent executive compensation consultant.

The Committee generally sets annual salary rates and makes annual incentive and long-term compensation awards at its meetings in February of each year. The Committee occasionally adjusts compensation arrangements, including making long- term compensation awards, to NEOs or other employees at other times, such as in connection with hiring, promotion or for retention purposes.

The role of the executive officers. Certain members of our senior management team help prepare for and attend meetings where executive compensation, company performance targets, and competitive compensation levels and practices are discussed and evaluated. However, only the Committee members are allowed to vote on decisions regarding executive compensation. The Committee also receives recommendations from our CEO regarding the compensation of our other officers, including the other NEOs. Our CEO does not participate in the deliberations of the Committee and our board regarding his own compensation.

The role of the independent executive compensation consultant. The Committee engages an independent compensation consultant to provide expertise on competitive pay practices and compensation program design. Pursuant to the authority granted to it under its charter, the Committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its independent consultant. Pearl Meyer reports directly to the Committee and does not provide additional services to management. The Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules, NYSE listing standards, and the requirements of the Committee’s charter, and has determined that work performed by Pearl Meyer does not create a conflict of interest and that Pearl Meyer is independent.

The role of market analyses. In evaluating target compensation levels, the Committee has engaged its independent executive compensation consultant, Pearl Meyer, to prepare benchmarking studies. These studies have been prepared and presented to the Committee generally every year. The most recent study reviewed by the Committee to inform its February 2025 compensation decisions was prepared in October 2024.

In its benchmarking studies, Pearl Meyer compared the specific compensation elements we awarded to each of our executive officers to those awarded to executive officers with similar responsibilities of each member of the peer group and broader survey group and to the relevant medians of the peer group and survey groups. Based on its analysis, Pearl Meyer advised the Committee on adjustments to base salary, annual incentive award and long-term incentive awards for each named executive officer. Peer and survey compensation data allow the Committee to determine whether our compensation programs and target compensation levels for executive officers are reasonable and competitive.

At the direction of the Committee, Pearl Meyer screened and reviewed companies with industry classifications relevant to Enpro’s portfolio of businesses, reviewed the peer groups included in the reports of certain principal proxy advisory firms, and conducted an analysis to identify potential peer companies, evaluating comparability in terms of sales, business mix alignment, and market value, among other factors. The peer group selected by the Committee for the study used for the purposes of setting compensation levels for 2025 was as follows:

• Barnes Group Inc. • CTS Corporation • Curtiss-Wright Corporation • Enerpac Tool Group Corp. • Entegris, Inc. • ESCO Technologies, Inc.	• FormFactor, Inc. • Graco Inc. • Helios Technologies, Inc. • IDEX Corporation • Materion Corporation • Mueller Water Products, Inc.	• Nordson Corporation • SPX Technologies, Inc. • Standex International Corporation • Watts Water Technologies, Inc. • Woodward, Inc. • Zurn Elkay Water Solutions Corporation

The peer group selected for the study was the same group selected for the study conducted by Pearl Meyer in 2023, except that Altra Industrial Motion Corp. was removed from the peer group as a result of it being acquired. The prior-twelve-month revenues for the of the peer group companies based on the most recently issued financial reports at the time of the study (which was completed prior to the acquisition of Barnes Group Inc.) ranged from $515 million to $3.3 billion, with median estimated annual revenues of $1.6 billion. For executive compensation purposes, we believe a comparison of the relative size and complexity of a company is more important than a comparison of specific products manufactured. As recommended by the Committee’s

2026 PROXY STATEMENT	30	ENPRO INC.

Compensation discussion and analysis	What guides our executive compensation program

independent compensation consultant, the Committee adjusted the peer group of companies to be used for benchmark comparisons in setting executive compensation starting with determinations for 2026 by removing Barnes Group Inc., Mueller Water Products, Inc., Watts Water Technologies, Inc. and Woodward, Inc. and adding MKS Inc., Onto Innovation Inc. and Veeco Instruments Inc.

Evaluation of incentives for excessive risk. To discourage excessive risk, the Committee seeks to balance:

•	fixed and variable compensation,
•	short-term and long-term compensation,
•	the performance measures used to determine incentive compensation, and
•	the level of in-service and post-retirement benefits.

The Committee has specifically evaluated the company’s compensation structure and practices and concluded that they do not establish incentives for unnecessary or excessive risk.

2025 executive compensation decisions in detail

Base salary

Base salaries provide a fixed level of compensation. Adjustments to base salary rates typically are made in February of each year and are effective on or about April 1, though mid-year adjustments may be made in the event of promotion or other special circumstance. In 2025, the Committee increased the base salary rate for Mr. Vaillancourt by 5.0% from the annual salary rate set in 2024 and by an average of 4.5% for the other named executive officers from the levels set in 2024, with individual adjustments ranging from 3.5% to 7.0%.

Annual performance incentive plan awards

The plan used by the Committee to grant annual incentive awards is designed to give executive officers a personal financial incentive to help us reach annual business goals that drive our long-term objectives. We refer to this plan as the annual performance plan. The amount of awards paid under our annual performance plan is based on performance relative to threshold, target and maximum performance levels set when the awards are made. When performance falls below the threshold, executives receive no payout. Payouts at a threshold level of performance are 50% of the target payout, payouts at a target level of performance are 100% of the target payout, and payouts at a maximum level of performance are 200% of the target payout. Performance between any of the established levels yields a proportional payout. The Committee, after reviewing the company’s performance in 2025, was permitted to adjust amounts payable under the awards in its discretion.

For 2025, the performance measures and weightings for the annual performance plan were:

Adjusted EBITDA	70%
Cash Flow ROIC	30%

For awards made in prior years, these measures were equally weighted. The Committee increased the weighting of the adjusted EBITDA metric for the awards made in 2025 to further incentivize management to pursue high-margin top-line growth as a key priority in executing on our value-creating strategy, while continuing to maintain an important focus on cash flows.

Why we use adjusted EBITDA and Cash Flow ROIC to measure performance

The Committee selected these performance measures because they are the critical measures we use internally in managing our businesses and are measures of our profitability and the performance of our assets relative to our investment. The Committee believes that performance against these measures is a primary driver, over time, of the value of our company. The Committee believes that adjusted EBITDA (or, earnings before interest, income tax, depreciation and amortization expenses and selected items) and Cash Flow ROIC (or, cash flow return on operating capital) are the most appropriate measures of the annual operating performance of our businesses. These performance measures were selected also to focus operators on assets they can control—working capital and capital expenditures and earnings on those assets. The Committee selected Cash Flow ROIC because this measure includes an emphasis on cash flow and exercising capital discipline and working capital management, consistent with our corporate strategy to focus on high-margin growth, optimizing cash flow of our existing businesses and selectively pursuing strategic acquisitions that are aligned with secular growth trends, enjoy high recurring revenue and margins, and have low capital intensity. In selecting these performance measures, setting the performance goals and awarding the corresponding incentive opportunities, the Committee took into account management’s recommendations.

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Compensation discussion and analysis	2025 executive compensation decisions in detail

Performance goals for 2025

The following table presents the 2025 performance goals set for the annual performance plan. The table shows goals for threshold, target and maximum performance levels, actual 2025 performance and weighted payout percentages for each goal, resulting in the total payout of 130.5% of the target amount.

	Performance Levels			Actual Performance
(dollars in millions)	Threshold	Target	Maximum	Amount	Weighted Payout %

Adjusted EBITDA(1)	$243.3	$275.0	$306.8	$276.5	73.3%
Cash Flow ROIC(1)	25.2%	28.0%	30.8%	30.5%	57.2%

(1)	Adjusted EBITDA is calculated by adding interest, income tax, depreciation and amortization expenses to earnings and further adding certain selected expenses that the Committee believes do not reflect normal operating conditions and subtracting certain selected income items that the Committee believes do not reflect normal operating conditions. Adjusted EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the company in its quarterly and annual earnings announcements and it reports on Form 10-Q and Form 10-K, with additional adjustments to eliminate the impact of acquisitions and dispositions occurring during the year and certain other items. The calculation of Cash Flow ROIC is based on adjusted operating income, which includes the same adjustments to EBITDA in determining adjusted EBITDA, as described above, and also reflects the impact of depreciation and amortization, income taxes, working capital changes and capital expenditures. Cash Flow ROIC is calculated by taking adjusted operating income multiplied by the difference between 1 minus the tax rate (expressed as a fraction) then adding depreciation and amortization expense and subtracting each of the amount of capital expenditures and the change in average net working capital for the trailing twelve months, with such amount then divided by the sum of average working capital, average gross property, plant and equipment and average gross software investment. The Committee believes adjusted EBITDA and Cash Flow ROIC are the most appropriate measures of the annual operating performance of our businesses and that performance on these measures, over time, are primary drivers of company value. Adjusted EBITDA, adjusted operating income and Cash Flow ROIC are not financial measures under generally accepted accounting principles (“GAAP”). Reconciliations of adjusted EBITDA and adjusted operating income to the comparable GAAP measures and the calculation of Cash Flow ROIC are presented in Appendix A to this proxy statement.

The plan payouts at the target performance level, as a percentage of base salary, and the actual payout as a percentage of salary for the named executive officers were as set forth below.

	Target Payout, as Percentage of Salary	Actual Payout, as Percentage of Salary
Vaillancourt	110%	143.6%
Bruderek	70%	91.4%
McLean	60%	78.3%
Joiner	50%	65.3%
Bower	45%	58.7%

Target award levels set by the Committee for the named executive officers were based on historical award levels, a review of the Pearl Meyer market studies and management recommendations.

To set 2025 performance levels, the Committee reviewed a top-down estimate of our performance for the year based on management’s expectations for each of our markets and a bottom-up review of each division’s strategy and forecast for its performance. The Committee evaluated these internal estimates against external expectations for the performance of our markets and then set our goals for the year. For 2025, our adjusted EBITDA was $276.5 million, between the target and maximum levels, and our Cash Flow ROIC was 30.5%, near the maximum level. Based on the payout levels established by the Committee for the annual performance plan, the named executive officers received payouts under that plan of 130.5% of the target level. We achieved adjusted EBITDA at a level between the target and maximum performance levels for that performance measure as a result of strong operating performance in our Sealing Technologies segment and improved performance in our Advanced Surface Technologies segment, despite continued investments supporting long-term growth initiatives across both segments and continued choppiness in the semiconductor market. We achieved a Cash Flow ROIC near the maximum level for that performance measure primarily from our focused and disciplined working capital management throughout the year.

The dollar amount of these payouts under the annual performance plan to each of the named executive officers is included in column (g) of the summary compensation table.

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Compensation discussion and analysis	2025 executive compensation decisions in detail

Long-term compensation

Awards granted in 2025

For the long-term compensation awards made as part of the annual compensation review in February 2025, the Committee granted to the NEOs a mixture of time-vesting restricted stock units, stock options and Performance Share Awards (awards denominated in share units and payable in shares of common stock), with the value of the awards allocated 30% to Performance Share Awards, 30% to stock options and 40% to restricted stock units. The following table summarizes the terms of these awards.

2025 Long-term Compensation Awards
Type of Award	General Terms	Vesting
Performance Share Awards (30% of LTI)

The Performance Share Awards are denominated as stock units, with the amount of stock units earned being based on our three-year rTSR, which measures performance relative to peers, that are paid out in shares of common stock plus cash in an amount equal to the dividend equivalents. The payout amount for the Performance Share Awards is based on our total shareholder return compared to the same measure of the S&P SmallCap 600 Capital Goods (Industry Group) Index measured over a three-year performance cycle (rTSR). There is:

•    no payout if our rTSR is below the 25th percentile,

•    payout at 50% of the target payout if our rTSR is at the 25th percentile,

•    100% of the target payout if our rTSR is at the 50th percentile, and

•    200% of the target payout if our rTSR equals or exceeds the 75th percentile,

with payouts interpolated for rTSR levels between these points and payout capped at 100% of the target payout level if total shareholder return over the period is negative.

The Performance Share Awards vest at the end of the three-year performance period, subject to continued employment.

Upon the recipient’s death, the award vests in full, with payment based on performance through the next fiscal quarter-end and prorated based on period of service, and upon the recipient’s disability, retirement or termination without cause, they vest in full, with payment based on performance through the end of the three-year performance period and prorated based on period of service.

No vesting upon a change in control if the award is assumed, converted or replaced by the acquirer and, if so, the award vests in full upon termination of employment, other than for “cause,” or resignation for “good reason” within two years after the change in control.

Stock Options (30% of LTI)

The stock options have an exercise price per share equal to the closing price on our common stock on the date of grant and expire, if unexercised, ten years after the date of grant, with earlier termination in connection with a termination of employment.

The stock options vest, subject to continued employment, in equal installments on the first, second and third anniversaries of the grant date.

The stock options vest in full (but expire if not exercised within one year) upon the recipient’s death or disability and continue to become exercisable based on the vesting schedule following retirement.

No vesting upon a change in control if the award is assumed, converted or replaced by the acquirer and, if so, the award vests in full upon termination of employment, other than for “cause,” or resignation for “good reason” within two years after the change in control.

Restricted Stock Units (40% of LTI)	The restricted stock units are payable upon vesting in one share of common stock for each unit that is vesting plus cash in an amount equal to the dividend equivalents.

The restricted stock units vest, subject to continued employment, in equal installments on the first, second and third anniversaries of the grant date.

The restricted stock units vest in full upon the recipient’s death or disability and continue to vest based on the vesting schedule following retirement.

No vesting upon a change in control if the award is assumed, converted or replaced by the acquirer and, if so, the award vests in full upon termination of employment, other than for “cause,” or resignation for “good reason” within two years after the change in control.

The Committee determined to grant Performance Share Awards to make a portion of long-term compensation dependent upon achievement of long-term performance relative to peer companies and structured the awards to be payable primarily in shares of the company’s common stock to increase the equity component of long-term compensation. The performance cycle is the three-year period ending December 31, 2027. The Committee continued the use of rTSR as a performance measure for the Performance Share Awards granted in 2025 to focus senior teams on the share value impact of all decisions, and align the management experience with the share value experience of shareholders, as compared to the share performance of the peer

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Compensation discussion and analysis	2025 executive compensation decisions in detail

group. The Committee elected to award stock options to better align the compensation of the executive officers receiving those awards with shareholder interests, to incentivize those executive officers to shape the company’s portfolio of businesses, and to operate the businesses in a way that results in long-term share appreciation. The Committee decided to award restricted stock units to further align the compensation of the executive officers with shareholder interests and to provide an incentive for retention. The pro rata vesting of the restricted stock awards aligns with the vesting practice of the majority of our peer companies. The Committee believes this long-term executive compensation structure aligns with the company’s long-term business strategy and focuses our senior teams on the share-value impact of all decisions, including capital deployment, dispositions and acquisitions, and encourages agile decision-making not influenced by the pursuit of metrics established at the beginning of the performance period that might become outdated and could fail to incentivize appropriate value creation by the end of the respective three-year performance period.

To determine the target number of restricted stock units and Performance Share Awards and the number of stock options, the Committee divided the applicable dollar amount by the average closing price of our common stock for the 20 trading days immediately preceding the date of the award for the restricted stock units and Performance Share Awards and by the Black- Scholes accounting value for the stock options. The Committee authorized the award of the stock options at its meeting in February 2025, but deferred the grant of the stock options until the second day after filing of its Form 10-K for the year ended December 31, 2024, with the per share exercise price being set at the closing price per share of our common stock on the NYSE on that second trading day. The Committee’s practice is to determine the amount and recipients of annual option awards at its meeting in February but to defer the grant of the options until the second trading date after the later of the issuance of a press release disclosing the company’s prior-fiscal year earnings results and the filing of its Form 10-K for that fiscal year, which is consistent with the Committee’s policy that option awards not be granted until after material information then-known to the company that would affect the value of the options has been publicly disclosed.

The following table sets forth the number of share units (at target level of performance) for the Performance Share Awards, the number of stock options and the number of restricted stock units awarded to each named executive officer who received such awards in 2025.

	Performance Share Awards*	Stock Options*	Restricted Stock Units*
Vaillancourt	6,999	16,173	9,332
Bruderek	1,479	3,418	1,972
McLean	1,203	2,780	1,604
Joiner	495	1,145	660
Bower	432	999	576

*	As noted above, the Committee determined the target number of Performance Share Awards by dividing the applicable dollar amount by the average closing price of our common stock for the 20 trading days immediately preceding the date of the award. In contrast, the grant date fair value amounts of the Performance Share Awards included in the summary compensation table on page 39 and the grants of plan-based awards table on page 41 are determined using financial accounting assumptions as required for disclosure under SEC rules, which differ from the value used by the Committee in allocating long-term compensation awards. The grant date fair value of restricted stock units and Performance Share Awards and of stock options granted in 2025, in each case as determined as required to be disclosed by SEC rules, are included in columns (e) and (f), respectively (see footnotes 1 and 2), of the summary compensation table on page 39 and in column (l) of the grants of plan-based awards table on page 41.

Performance Share Awards made for 2023-2025 cycle

In 2023, the target level of our long-term compensation awards included Performance Share Awards for the three-year performance period ended December 31, 2025. The Performance Share Awards granted in 2023 had terms consistent with the Performance Share Awards granted in 2025, but had a three-year performance period ended December 31, 2025.

The following table summarizes the terms of these Performance Share Awards, actual performance and the payout percentage:

Award Type	Performance Measure	Performance Levels			Actual Performance
		Threshold	Target	Maximum	Amount	Payout %

Performance Share Award	rTSR	25%	50%	75%	62%	149%

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Compensation discussion and analysis	2025 executive compensation decisions in detail

The following table sets forth for the named executive officers the number of shares paid out for the Performance Share Awards for the 2023-2025 performance period. The named executive officers also received cash in an amount equal to the dividends that would have been paid on such shares as if they had been issued on the date the award was granted. Mr. Bruderek was not employed by the company in 2023 and accordingly had not been granted a Performance Share Award for the 2023-2025 performance period.

Shares Paid Out

Vaillancourt	13,418
McLean	2,589
Joiner	854
Bower	935

Other compensation practices, policies and guidelines

Stock ownership and retention requirements

Each executive officer is required by policy to hold shares of our common stock with a market value at least equal to a specific multiple of the officer’s base salary. The multiple increases with the officer’s level of responsibility. In 2023, the Committee increased the minimum ownership required for our CEO from 5.0 times base salary to 6.0 times base salary and for all other NEOs, from 2.5 times base salary to 3.0 times base salary. Minimum levels for other key employees range from 0.75 times to 1.5 times base salary. In light of this policy, the Committee believes it is appropriate to provide officers with an opportunity to earn shares as part of their long-term incentive awards.

Once named an executive officer, an individual has five years to reach the minimum stock ownership requirement for his or her position. An executive officer who fails to maintain the required level of ownership must retain 50% of any shares received under any company equity award plan until he or she satisfies the requirement. Restricted shares of our common stock and restricted stock units count toward achieving the minimum ownership requirement.

We check for compliance with this policy in connection with our board of directors meeting held each February. As of the date of the Committee’s February 2026 meeting, each of our current named executive officers who has held his or her current office for at least five years held at least the applicable required minimum number of shares.

Clawback policies

We maintain two executive compensation clawback policies with respect to our executive officers, including our Dodd-Frank Clawback Policy adopted to be effective as of October 2, 2023 to address the requirements under rules adopted in 2023 by the NYSE mandating the clawback of incentive compensation upon the restatement of the company’s financial statements. Our prior-existing clawback policy allows the company to recover performance-based compensation paid or earned before October 2, 2023 from any executive officer who engages in fraud or willful misconduct that requires us to restate our financial results. Under the policy, we are entitled to recover cash awards made under our annual performance plan and cash or equity-based incentive awards made under our long-term incentive performance plan. If the Committee determines the compensation would have been lower if it had been based on the restated results, it will, to the extent permitted by law, seek under this policy to recover from the executive officer all performance-based compensation it deems appropriate after a review of all relevant facts and circumstances.

The Dodd-Frank Clawback Policy is of broader scope and applies with respect to a restatement of the company’s financial statements even in the absence of any fraud or misconduct by an executive officer. This policy generally requires the recovery by the company, in the event of a required accounting restatement (including a “little-r” restatement) of the company’s financial statements, of incentive-based compensation that is based wholly or in part upon the attainment of any financial reporting measure and is received by current or former executive officers after October 2, 2023, to the extent that such compensation based on the erroneously reported financial information exceeds the amount derived from the restated financial information. Clawback under the Dodd-Frank Clawback Policy is required for any such excess compensation received during the three completed fiscal years immediately preceding the date the company is required to prepare an accounting restatement. The policy provides for mandatory clawback by the company of such excess compensation, with exceptions applicable only if (a) the direct expense paid to a third party to assist in enforcing the policy would exceed the amount to be recovered (provided that we must make a reasonable attempt to recover such erroneously awarded compensation, document our reasonable attempts to effect a recovery, and provide that documentation to the NYSE) or (b) a recovery from certain tax-qualified retirement plans would likely cause such plans to fail to meet the statutory requirements for tax exemption. To facilitate the application of the Dodd-Frank Clawback Policy, we require recipients of awards of incentive compensation based wholly or in part upon the attainment of any financial reporting measure, including rTSR, to agree to repay any such excess compensation in accordance with this policy.

2026 PROXY STATEMENT	35	ENPRO INC.

Compensation discussion and analysis	Other compensation practices, policies and guidelines

Anti-hedging policy

Our policies prohibit employees, officers and directors from using the company’s securities in any hedging or monetization transactions. The prohibition includes but is not limited to, the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the company’s securities.

Pledging policy

Our policies prohibit executive officers and directors from pledging Enpro shares that they own as collateral, including holding Enpro shares in a margin account.

Insider trading policy

We have adopted an insider trading policy governing the purchase, sale and other dispositions of the company’s securities that applies to all company personnel, including directors, officers, employees, and other covered persons. We also follow procedures for the repurchase of our securities. We believe that our insider trading policy and repurchase procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards applicable to Enpro.

Perquisites

In 2025, we provided only minimal perquisites—principally an umbrella liability policy—to our executive officers.

Other in-service benefits

In 2025, our executive officers also received the following benefits, which we provide to all salaried employees as compensation for their services to us:

•	group health, dental and life insurance, part of the cost of which we pay;
•	optional term life, accidental death and disability insurance and long-term disability insurance, the cost of which the employee pays; and
•	travel and accident insurance, for which we pay.

We provide these insurance benefits because we believe they are standard parts of the compensation package available to salaried employees at companies of our size.

Retirement and other post-termination compensation

401(k) plan. Our executive officers participate in our 401(k) plan on the same basis as other salaried employees. Under this plan, a portion of each participant’s compensation eligible for the plan (generally base salary and annual incentive compensation) can be deferred into a 401(k) account, up to the annual limit set by the IRS. Each participant directs investments in the account. We match 100% of deferrals under this plan (other than catch-up contributions) up to the first 6% of the aggregate of annual salary and annual incentive compensation contributed by the participant. Our matching contributions are fully vested. For salaried employees hired before August 1, 2016, we make a contribution equal to 2% of salary and annual incentive compensation to the employee’s account in our 401(k) plan, subject to limits on permitted 401(k) contributions. Each of the NEOs received such contributions for 2025, other than Mr. Bruderek, who was hired after August 1, 2016 and therefore is not eligible to receive the additional 2% contribution. Any amount exceeding permitted 401(k) contributions is made to the deferred compensation plan.

Deferred compensation and management stock plans. Our non-qualified, deferred compensation plan permits our executive officers to save for retirement on a tax-deferred basis beyond what is permitted under the 401(k) plan because of either federal tax code limits or the design of the 401(k) plan. In addition, this plan allows for matching contributions that cannot be made in the 401(k) plan because of federal tax code limits. These contributions are made at the same rate and are subject to the same aggregate limit as the 401(k) plan. The Committee believes this type of additional deferral and matching opportunity is an appropriate and customary component of a competitive compensation package for public company executive officers.

Our management stock purchase deferral plan permitted officers and other senior personnel to defer, for five years or more, up to 50% of annual incentive compensation. Deferred amounts were credited to these individual’s accounts based on the value of our common stock, with the payout at the end of the deferral period being based on the then-value of our common stock. Participants were eligible to receive awards of restricted stock units equal to 25% of the amount of compensation deferred. We closed this plan to further participation after the deferrals of 2016 annual incentive compensation under the plan.

2026 PROXY STATEMENT	36	ENPRO INC.

Compensation discussion and analysis	Other compensation practices, policies and guidelines

Management continuity agreements (double trigger). In a situation involving a change in control of our company, our executive management would face a far greater risk of termination than other salaried employees. To attract qualified executives who might find other job opportunities with less risk to continued employment, we entered into a management continuity agreement with each of our executive officers. These agreements incentivize our executives to stay with us in the event of an actual or potential change in control and are an important part of a competitive executive compensation package. Particular terms in these agreements, including the applicable continuation period, reflect our subjective judgment regarding the terms offered in comparable agreements by peer companies and our desire to offer competitive arrangements for executive employment.

Each continuity agreement provides for continued employment of the individual for a two-year period after a change in control, with the same responsibilities and authorities and generally the same benefits and compensation as the individual had immediately prior to the change in control (including average annual increases). Under the agreements, the executive would be entitled to certain payments and other benefits if, during the continued employment period, we or our successor were to terminate the individual’s employment for reasons other than “cause,” or the individual voluntarily terminated his or her employment for a “good reason.” These terms are defined in the agreements. None of the management continuity agreements includes a provision that would increase the amount payable to account for excise taxes.

For an executive to receive payments and benefits under these agreements, two events, or triggers, must occur. First, there must be a change in control of the company, and second, the executive’s employment must be terminated, either by the company, other than for “cause”, or by the executive for “good reason.” The second trigger incentivizes the executive to stay with the company and perform at a high level in the event of a change in control.

For more information about these payments and other benefits, see “Executive compensation—Potential payments upon termination or change in control.” The Committee has reviewed the amounts that are potentially payable under these agreements and believes that they are reasonable.

Severance policy. Our severance policies provide benefits to all full-time employees at our corporate office, including our executive officers. Under these policies, an executive officer whom we terminate without cause is entitled to continue receiving his or her base salary for a specific period. The terminated officer is also entitled to receive a pro rata portion of the annual incentive compensation payable for the year in which the officer is terminated, along with a pro rata payout of all long-term incentive awards, including Performance Share Awards, based on the number of months the officer was employed in each performance cycle.

The period for which an executive officer is entitled to continue receiving his or her base salary depends on the officer’s level of responsibility. The CEO is entitled to a period of 24 months. The other NEOs are entitled to 12 months. An executive officer who is entitled to receive payments under the change-in-control continuity agreements described above is not entitled to severance benefits.

We believe that our severance policies are consistent with compensation packages for executive officers at other companies similar to ours and therefore are an important component of a competitive compensation package.

Tax deductibility considerations

The Committee has continued to use performance-based compensation arrangements for awards to the NEOs even though such incentive compensation is no longer excepted from the limitation on deductibility of executive compensation for federal income tax purposes.

2026 PROXY STATEMENT	37	ENPRO INC.

Compensation and Human
Resources Committee report on
executive compensation

The Compensation and Human Resources Committee develops and oversees the implementation of our compensation philosophy and strategy. The committee assists the board of directors by monitoring the appropriateness and cost of our compensation and benefit programs, particularly for the CEO and the other senior executives.

The section entitled “Compensation Discussion and Analysis” explains the material elements of our compensation program and provides an analysis of the material factors underlying the committee’s compensation policies and decisions. The committee has reviewed and discussed the section with management, and recommended to our board of directors that it be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2025.

Compensation and Human Resources Committee

William Abbey
Allison K. Aden
Thomas M. Botts
Felix M. Brueck
Adele M. Gulfo
David L. Hauser
John Humphrey
Ronald C. Keating
Judith A. Reinsdorf

February 12, 2026

2026 PROXY STATEMENT	38	ENPRO INC.

Executive compensation

The following information relates to compensation paid or payable for 2025 to our CEO, our CFO and our three other most highly compensated executive officers in 2025 serving as such on December 31, 2025. We have also included information relating to compensation for 2024 and 2023 for the named executive officers who were also named executive officers in any of those years.

Summary compensation table

The following table sets forth for the named executive officers:

•	their names and positions held in 2025 (column (a));
•	year covered (column (b));
•	salaries (column (c));
•	other annual and long-term compensation (columns (d), (e), (f), (g) and (i));
•	the change in the actuarial present value of their benefits under the defined benefit plans in which they participate (column (h)); and
•	their total compensation (column (j)), which is the sum of the amounts in columns (c) through (i).

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus($) (d)	Stock Awards ($)(1) (e)	Stock Options ($)(2) (f)	Non-Equity Incentive Plan Comp.($)(3) (g)	Change in Pension Value and Nonqualified Deferred Comp. Earnings($) (h)	All Other Comp. ($)(4) (i)	Total($) (j)
Eric A. Vaillancourt Chief Executive Officer and President	2025	934,616	—	3,678,231	1,390,716	1,341,949	—	112,235	7,457,747
	2024	886,154	—	3,280,672	1,135,211	1,145,797	—	223,423	6,671,257
	2023	830,769	—	2,744,733	1,003,240	1,134,000	—	479,267	6,192,009
Joseph F. Bruderek, Jr.(5) Executive Vice President and Chief Financial Officer	2025	505,845	—	777,269	293,914	462,195	—	22,298	2,061,521
	2024	461,588	—	629,912	217,765	417,738	—	21,871	1,748,873
Robert S. McLean(6) Executive Vice President and General Counsel	2025	517,598	—	632,221	239,052	405,372	—	66,793	1,861,036
	2024	497,692	—	614,244	212,618	386,109	—	95,135	1,805,798
	2023	477,732	—	529,549	193,608	391,262	—	90,657	1,682,807
Larisa R. Joiner Senior Vice President and Chief Information Officer	2025	373,526	—	260,141	98,459	243,782	—	35,243	1,011,151
	2024	358,981	—	254,054	87,961	232,081	—	29,126	962,204
Steven R. Bower Senior Vice President Controller and Chief Accounting Officer	2025	372,329	—	227,032	85,904	218,700	—	52,175	956,140
	2024	359,349	—	221,796	76,732	209,087	—	64,137	931,102
	2023	344,791	—	191,107	69,861	211,788	—	67,597	885,144

(1)	The annual long-term compensation awards made in 2025 to the NEOs were subdivided as follows: 30% of the target long-term compensation in Performance Share Awards (long-term performance-based compensation awards denominated in share units, with the amount payable based on the performance level achieved), 30% in an award of stock options becoming exercisable over three years and 40% in an award of time-vested restricted stock units. To determine the target number of restricted stock units and Performance Share Awards and the number of stock options, the Compensation and Human Resources Committee divided the applicable dollar amount by the average closing price of our common stock for the 20 trading days immediately preceding the date of the award for the restricted stock units and Performance Share Awards and by the Black-Scholes accounting value for the stock options. The Performance Share Awards and awards of restricted stock units are reflected in this column. These Performance Share Awards and restricted stock units awards are reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. The only assumption we used in determining the amounts for the restricted stock awards was the grant date share price, which in each case was the closing price of our common stock on the day prior to the grant date. The restricted stock units granted in 2025 are scheduled to vest in equal annual increments on the first, second and third anniversaries of the date of grant subject to the executive’s continued employment. The restricted stock units would vest earlier in the event of death or disability and would continue to vest after retirement on the scheduled vesting dates if the retirement occurs more than six months after the date of grant. Upon vesting, one share of common stock is paid out for each vested restricted stock unit, as well as a cash payment equal to the aggregate amount of cash dividends paid with respect to one share of common stock since the date

2026 PROXY STATEMENT	39	ENPRO INC.

Executive compensation	Summary compensation table

the restricted stock unit was granted. The Performance Share Awards vest subject to continued employment through the end of the three-year performance period, with prorated vesting in the event of the recipient’s death (with an early payout in that event based on the measurement of performance to date) and prorated vesting upon the recipient’s disability, retirement or involuntary termination without cause (with payout based on, and made following determination of, the performance for the three-year performance period). For Performance Share Awards, we assumed the amount based on the target level of performance, with the grant date fair value determined by a Monte Carlo simulation methodology, which differs from the method used by the Compensation and Human Resources described above. Stock units earned under a Performance Share Award will be paid out in an equal number of shares of common stock plus cash in an amount equal to the dividends that would have been paid on such shares as if they had been issued on the date the Performance Share Award was granted. Assuming maximum payouts under the Performance Share Awards, which are 200% of the target levels, the amounts reported above for the restricted stock units and Performance Share Awards for 2025 would be as follows: Mr. Vaillancourt, $5,579,369; Mr. Bruderek, $1,179,010; Mr. McLean, $958,992; Ms. Joiner, $394,598; and Mr. Bower, $344,376. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2025 for a discussion of the assumptions made in determining the grant date fair values in this column. The reported amounts for any award do not reflect any adjustments for restrictions on transferability.

(2)	The stock options awarded in 2025 vest and become exercisable, subject to continued employment, in equal installments on the first, second and third anniversaries of the date of the grant of the award. Each of these stock option awards is reported at a value, developed solely for purposes of disclosure in accordance with the rules and regulations of the SEC, equal to the “grant date fair value” thereof under FASB ASC Topic 718 for financial reporting purposes, except that the reported value does not reflect any adjustments for risk of forfeiture. See Note 17 to the Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2025 for a discussion of the assumptions made in determining the grant date fair value in this column. The reported amount does not reflect any adjustment for restrictions on transferability.
(3)	For 2025, these amounts consist of amounts earned under our annual performance plan. For more information about payouts under our annual performance plan, see the section below entitled “—Grants of Plan-Based Awards—Annual Performance Plan Awards.”
(4)	For 2025, these amounts consist of the following:

	401(k) plan* ($)	Amounts paid for umbrella liability insurance ($)	Non-qualified deferred compensation plan** ($)	Total ($)
Vaillancourt	28,000	1,858	82,377	112,235
Bruderek	21,000	1,298	—	22,298
McLean	28,000	1,298	37,495	66,793
Joiner	28,833	1,298	5,112	35,243
Bower	27,256	1,298	23,621	52,175
*	For Mr. Vaillancourt, includes a matching 401(k) contribution of $21,000 and an employer 401(k) contribution of $7,000. For Mr. Bruderek, includes a matching 401(k) contribution of $21,000. For Mr. McLean, includes a matching 401(k) contribution of $21,000 and an employer 401(k) contribution of $7,000. For Ms. Joiner, includes a matching 401(k) contribution of $21,833 and an employer 401(k) contribution of $7,000. For Mr. Bower, includes a matching 401(k) contribution of $20,256 and an employer 401(k) contribution of $7,000.
**	For Mr. Vaillancourt, includes a matching contribution of $47,769 and an employer contribution of $34,608. For Mr. McLean, includes a matching contribution of $26,421 and an employer contribution of $11,074. For Ms. Joiner, includes an employer contribution of $5,112. For Mr. Bower, includes a matching contribution of $18,993 and an employer contribution of $4,628.
(5)	Mr. Bruderek joined Enpro on January 8, 2024 and was appointed as Executive Vice President effective on that date and as Chief Financial Officer effective on April 1, 2024.
(6)	Mr. McLean also serves as Chief Administrative Officer and served as Secretary of Enpro until November 5, 2024.

2026 PROXY STATEMENT	40	ENPRO INC.

Executive compensation	Grants of plan-based awards

Grants of plan-based awards

The following table provides additional information about awards we granted in 2025 to the named executive officers under our annual performance plan and Performance Share Awards, stock option awards and awards of restricted stock units under our shareholder-approved 2020 Equity Compensation Plan (the “Equity Plan”).

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) (l)
Name (a)	Plan	Grant Date (b)	Approval Date(1)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Eric A. Vaillancourt	Annual Plan(3)	2/13/2025	2/13/2025	514,039	1,028,078	2,056,156	—	—	—	—	—	—	—
	Equity Plan(4)	2/13/2025	2/13/2025	—	—	—	3,500	6,999	13,998	—	—	—	1,901,138
	Equity Plan	2/13/2025	2/13/2025	—	—	—	—	—	—	9,332	—	—	1,777,093
	Equity Plan	2/25/2025	2/13/2025	—	—	—	—	—	—	—	16,173	199.78	1,390,716

Joseph F. Bruderek, Jr.	Annual Plan(3)	2/13/2025	2/13/2025	177,046	354,092	708,183	—	—	—	—	—	—	—
	Equity Plan(4)	2/13/2025	2/13/2025	—	—	—	740	1,479	2,958	—	—	—	401,741
	Equity Plan	2/13/2025	2/13/2025	—	—	—	—	—	—	1,972	—	—	375,528
	Equity Plan	2/25/2025	2/13/2025	—	—	—	—	—	—	—	3,418	199.78	293,914

Robert S. McLean	Annual Plan(3)	2/13/2025	2/13/2025	155,280	310,559	621,118	—	—	—	—	—	—	—
	Equity Plan(4)	2/13/2025	2/13/2025	—	—	—	602	1,203	2,406	—	—	—	326,771
	Equity Plan	2/13/2025	2/13/2025	—	—	—	—	—	—	1,604	—	—	305,450
	Equity Plan	2/25/2025	2/13/2025	—	—	—	—	—	—	—	2,780	199.78	239,052

Larisa R. Joiner	Annual Plan(3)	2/13/2025	2/13/2025	93,382	186,763	373,526	—	—	—	—	—	—	—
	Equity Plan(4)	2/13/2025	2/13/2025	—	—	—	248	495	990	—	—	—	134,457
	Equity Plan	2/13/2025	2/13/2025	—	—	—	—	—	—	660	—	—	125,684
	Equity Plan	2/25/2025	2/13/2025	—	—	—	—	—	—	—	1,145	199.78	98,459

Steven R. Bower	Annual Plan(3)	2/13/2025	2/13/2025	83,774	167,548	335,096	—	—	—	—	—	—	—
	Equity Plan(4)	2/13/2025	2/13/2025	—	—	—	216	432	864	—	—	—	117,344
	Equity Plan	2/13/2025	2/13/2025	—	—	—	—	—	—	576	—	—	109,688
	Equity Plan	2/25/2025	2/13/2025	—	—	—	—	—	—	—	999	199.78	85,904

(1)	Date of approval of the award by the Compensation and Human Resources Committee. The Compensation and Human Resources Committee authorized the award of stock options to the named executive officers at its meeting on February 13, 2025, but deferred the grant of the stock options until the second trading day after the filing of Enpro’s Form 10-K for the year ended December 31, 2024, with the per share exercise price being set at the closing price per share of our common stock on the NYSE on that second trading day, which was February 25, 2025.
(2)	The amounts in this column reflect the grant date fair value under FASB ASC Topic 718 of respective awards in 2025 of stock options, restricted stock units and Performance Share Awards.
(3)	For 2025 awards under our annual performance plan, payouts are based on relevant performance results against specified threshold, target and maximum performance levels. The Compensation and Human Resources Committee administers the annual performance plan to provide for payouts at a threshold level of performance at 50% of the target payout, payouts at a target level of performance at 100% of the target payout, and payouts at a maximum level of performance at 200% of the target payout. Performance between any of the established levels yields a proportional payout.
(4)	The Performance Share Awards are denominated as share units, with the amount payable based on the performance level achieved. Payouts are based on our rTSR over the three-year performance cycle, with no payouts if our rTSR is below the 25th percentile, payouts at 50% of the target payout if our rTSR is at the 25th percentile, 100% of the target payout if our rTSR is at the 50th percentile, and 200% of the target payout if our rTSR equals or exceeds the 75th percentile, with payouts interpolated for rTSR levels between these points and payouts capped at 100% of the target payout level if total shareholder return over the period is negative. The performance period is the three-year period ending December 31, 2027. Stock units earned under a Performance Share Award granted in 2025 will be paid out in an equal number of shares of common stock plus cash in an amount equal to the dividends that would have been paid on such shares as if they had been issued on the date the Performance Share Award was granted.

2026 PROXY STATEMENT	41	ENPRO INC.

Executive compensation	Grants of plan-based awards

Annual performance plan awards

In February 2025, the Compensation and Human Resources Committee granted each named executive officer an opportunity for an award in 2025 under our annual performance plan. Information about these award opportunities is reported in the Annual Plan line beside each officer’s name in the foregoing table. The 2025 payout amounts are included in column (g) of the summary compensation table. The annual incentive compensation plans and these awards are described in “Compensation discussion and analysis—2025 executive compensation decisions in detail—Annual performance incentive plan awards.”

Performance Share Awards

Our annual long-term incentive compensation awards made in 2025 were granted as Performance Share Awards under the Equity Plan—that is, long-term incentive compensation awards denominated in share units, with the amount payable based on the performance level achieved. The amount earned with respect to a Performance Share Award is based on our total shareholder return compared to the same measure of the S&P SmallCap 600 Capital Goods (Industry Group) Index measured over a three-year performance cycle (rTSR). There are no payouts if our rTSR is below the 25th percentile, with payouts at 50% of the target payout if our rTSR is at the 25th percentile, 100% of the target payout if our rTSR is at the 50th percentile, and 200% of the target payout if our rTSR equals or exceeds the 75th percentile, with payouts interpolated for rTSR levels between these points and payout capped at 100% of the target payout level if total shareholder return over the period is negative. Stock units earned under a Performance Share Award will be paid out in an equal number of shares of common stock plus cash in an amount equal to the dividends that would have been paid on such shares as if they had been issued on the date the Performance Share Award was granted. The performance period for the awards is the three-year period ending December 31, 2027.

The Performance Share Awards granted in 2025 are forfeited in the event the recipient ceases to be employed prior to December 31, 2027 for any reason other than death, disability, retirement, involuntary termination other than for cause or in connection with a change in control. In the event of the recipient’s death, disability, retirement or involuntary termination other than for cause, the Performance Share Awards are to be paid out at prorated amount based on the proportion of the performance period that the recipient was employed, with, in the event of the recipient’s death, the performance being measured through the end of the prior fiscal quarter with the payout to be made promptly, and, in the event of the recipient’s disability, retirement or involuntary termination of employment without cause, the performance being measured over the three-year performance period with payout to be made following the determination of such performance. If, upon a “change in control” as defined in the Equity Plan, a Performance Share Award is not assumed, converted or replaced by the resulting entity in the change-in-control transaction, or if the award is so assumed, converted or replaced and within two years after the date of a change in control the executive’s employment is terminated, either by the company other than for “cause” or by the executive for “good reason,” as such terms are defined in the award agreement for the Performance Share Award, then the target payout opportunities attainable under the award are deemed to have been earned based upon the greater of assumed achievement at the target level or the actual level of achievement of the performance goals against target as of the fiscal quarter end preceding the change-in-control event. The Performance Share Awards made to the NEOs in 2025 are described in “Compensation discussion and analysis—Executive summary—2025 executive compensation decisions at a glance” and “Compensation discussion and analysis—2025 executive compensation decisions in detail—Long-term compensation.”

Restricted stock unit awards

All 2025 awards of restricted stock units to the named executive officers were made under the Equity Plan. The restricted stock units vest, subject to continued employment, in equal annual installments on the first, second and third anniversaries of the date of the award. The restricted stock units fully vest earlier than the scheduled vesting date in the event of death or disability. In the event of an executive’s retirement, the unvested restricted stock units continue to vest based on the vesting schedule. The restricted stock units would vest upon a change in control of the company, except that, if the resulting entity in the change in control assumes the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the restricted stock unit awards. Recipients of restricted stock units are not entitled to receive dividends (if dividends are paid) before the units vest. However, when the units vest, the recipient is entitled to receive one share of common stock for each restricted stock unit vesting plus a cash payment equal to the aggregate amount of any cash dividends paid on the shares from the date of the award through the date the units vest. Recipients have no right to vote any restricted stock units on any matter presented to a vote of the company’s shareholders.

Stock options

The stock options awarded in 2025 become exercisable, subject to continued employment, in equal installments on the first, second and third anniversaries of the date of grant. To the extent permitted under the Internal Revenue Code, the stock options are intended to qualify as incentive stock options. The stock options expire if not exercised by the tenth anniversary of the date of grant, with earlier termination in connection with a termination of employment, other than upon death or disability (in which case the options fully vest but are exercisable for a period no longer than one year after such event) or retirement (in which case the options continue to become exercisable based on the vesting schedule). The stock options would vest upon a change in control of the company, except that, if the resulting entity in the change in control assumes, converts or replaces the awards, the awards will vest early in connection with a change in control only if within two years after the change in control the executive’s employment is terminated without “cause” or the executive resigns for “good reason,” as such terms are defined in the stock option award agreements. In addition, upon a change in control, the stock options may be cancelled in exchange for a payment based on the in-the-money value of the stock option as of the occurrence of the change in control. The annual stock options awarded in 2025 were granted on February 25, 2025, which was the second trading day after we filed our Annual Report on Form 10-K for the year ended December 31, 2024.

2026 PROXY STATEMENT	42	ENPRO INC.

Executive compensation	Outstanding equity awards at fiscal year-end

Outstanding equity awards at fiscal year-end

The following table is a snapshot as of the end of 2025 of equity awards to our named executive officers. These officers have not yet realized the benefits of these awards. Other than the option awards in column (b), the awards either had not vested or the officers had not yet earned them as of December 31, 2025.

		Option Awards		Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1) (j)

Eric A. Vaillancourt	723	—	53.78	2/27/2030	—	—	—	—
	5,412	—	80.00	2/25/2031	—	—	—	—
	10,265	—	106.10	11/28/2031	—	—	—	—
	22,222	—	106.54	2/24/2032	—	—	—	—
	14,805	7,425(2)	110.73	3/2/2033	—	—	—	—
	5,442	11,542(3)	156.20	2/27/2034	—	—	—	—
	—	16,173(4)	199.78	2/25/2035	—	—	—	—
	—	—	—	—	4,011(5)	858,875	—	—
	—	—	—	—	6,433(6)	1,377,498	—	—
	—	—	—	—	9,332(7)	1,998,261	—	—
	—	—	—	—	—	—	14,466(8)	3,097,605
	—	—	—	—	—	—	13,998(9)	2,997,392
Joseph F. Bruderek, Jr.	1,084	2,174(3)	156.20	2/27/2034	—	—	—	—
	—	3,418(4)	199.78	2/25/2035	—	—	—	—
	—	—	—	—	1,234(6)	264,236	—	—
	—	—	—	—	1,972(7)	422,264	—	—
	—	—	—	—	—	—	2,774(8)	593,997
	—	—	—	—	—	—	2,958(9)	633,397
Robert S. McLean	7,490	—	53.78	2/27/2030	—	—	—	—
	10,248	—	80.00	2/25/2031	—	—	—	—
	5,751	—	106.54	2/24/2032	—	—	—	—
	2,857	1,433(2)	110.73	3/2/2033	—	—	—	—
	846	2,335(3)	156.20	2/27/2034	—	—	—	—
	—	2,780(4)	199.78	2/25/2035	—	—	—	—
	—	—	—	—	774(5)	165,737	—	—
	—	—	—	—	1,205(6)	258,027	—	—
	—	—	—	—	1,604(7)	343,465	—	—
	—	—	—	—	—	—	2,708(8)	579,864
	—	—	—	—	—	—	2,406(9)	515,197

2026 PROXY STATEMENT	43	ENPRO INC.

Executive compensation	Outstanding equity awards at fiscal year-end

		Option Awards					Stock Awards
						Market	Equity Incentive	Equity
						Value of	Plan Awards:	Incentive Plan
	Number of	Number of			Number of	Shares or	Number of	Awards: Market or
	Securities	Securities			Shares or	Units of	Unearned	Payout Value of
	Underlying	Underlying			Units of	Stock	Shares, Units or	Unearned Shares,
	Unexercised	Unexercised	Option		Stock	That	Other Rights	Units or
	Options	Options	Exercise	Option	That Have	Have Not	That Have Not	Other Rights That
	(#)	(#)	Price	Expiration	Not Vested	Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)(1)	(#)	($)(1)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)

Larisa R. Joiner	3,314	—	53.78	2/27/2030	—	—	—	—
	3,249	—	80.00	2/25/2031	—	—	—	—
	1,663	—	106.54	2/24/2032	—	—	—	—
	942	473(2)	110.73	3/2/2033	—	—	—	—
	190	1,126(3)	156.20	2/27/2034	—	—	—	—
	—	1,145(4)	199.78	2/25/2035	—	—	—	—
	—	—	—	—	256(5)	54,817	—	—
	—	—	—	—	499(6)	106,851	—	—
	—	—	—	—	660(7)	141,326	—	—
	—	—	—	—	—	—	1,120(8)	239,826
	—	—	—	—	—	—	990(9)	211,989
Steven R. Bower	1,551	—	53.78	2/27/2030	—	—	—	—
	3,692	—	80.00	2/25/2031	—	—	—	—
	1,794	—	106.54	2/24/2032	—	—	—	—
	1,030	518(2)	110.73	3/2/2033	—	—	—	—
	163	985(3)	156.20	2/27/2034	—	—	—	—
	—	999(4)	199.78	2/25/2035	—	—	—	—
	—	—	—	—	280(5)	59,956	—	—
	—	—	—	—	435(6)	93,147	—	—
	—	—	—	—	576(7)	123,339	—	—
	—	—	—	—	—	—	978(8)	209,419
	—	—	—	—	—	—	864(9)	185,008

(1)	We calculated these values using a price of $214.13, the closing price per share of our common stock on the NYSE on December 31, 2025.
(2)	Such stock options vested and became exercisable on March 2, 2026.
(3)	Such stock options are scheduled to vest and become exercisable in equal installments on February 27, 2026 and February 27, 2027.
(4)	Such stock options are scheduled to vest and become exercisable in equal installments on February 25, 2026, February 25, 2027 and February 25, 2028.
(5)	Such restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vested on February 16, 2026.
(6)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest in equal annual installments on February 15, 2026 and February 15, 2027.
(7)	These restricted stock units, which each represent a contingent right to receive one share of common stock and cash payment equal to dividends paid on a share of common stock since the date of grant, vest in equal annual installments on February 13, 2026, February 13, 2027 and February 13, 2028.
(8)	The amounts for these outstanding Performance Share Awards for the 2024–2026 performance cycle are presented at the maximum performance level. The awards for the 2024–2026 performance cycle generally will vest December 31, 2026.
(9)	The amounts for these outstanding Performance Share Awards for the 2025–2027 performance cycle are presented at the maximum performance level. The awards for the 2025–2027 performance cycle generally will vest December 31, 2027.

2026 PROXY STATEMENT	44	ENPRO INC.

Executive compensation	OPTION EXERCISES AND STOCK VESTED

Option exercises and stock vested

This table provides information about amounts the named executive officers realized in 2025 from equity awards, and includes Performance Share Awards for the 2023-2025 performance cycle, which were earned by the named executive officers on December 31, 2025, even though performance for the three-year performance cycle was not certified by the Compensation and Human Resources Committee until February 2026.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
(a)	(b)	(c)(1)	(d)	(e)(1)

Eric A. Vaillancourt	7,765	1,173,492	24,421	4,996,335
Joseph F. Bruderek, Jr.	—	—	616	118,863
Robert S. McLean	3,700	598,364	4,904	1,001,085
Larisa R. Joiner	—	—	1,629	332,411
Steven R. Bower	2,500	434,275	2,373	464,377

(1)	Value realized for stock options and restricted stock units is based on the closing price per share of our common stock on the NYSE on the day the stock option was exercised or the restricted stock unit award vested, as applicable, or, if such day was not a trading day, on the immediately preceding trading day. For Performance Share Awards, the value realized is based on the closing price per share of our common stock on the NYSE on December 31, 2025, the date such awards were earned by the named executive officers.

Non-qualified deferred compensation

Our deferred compensation plan allows our executive officers to defer compensation each year beyond the limits that apply to deferrals under our tax-qualified 401(k) plan for salaried employees. We also make contributions to the officers’ plan accounts to match some of their contributions. In addition, to the extent that our planned contribution to an executive officer’s account in our 401(k) plan equal to 2% of salary and annual incentive compensation exceeds the amount permitted for 401(k) contributions, we contribute the excess amount to the executive officer’s account in the deferred compensation plan.

Pursuant to our management stock purchase deferral plan, officers and other senior personnel were permitted to defer up to 50% of annual incentive compensation for five years or more. The deferred amounts were credited as phantom shares based on the value of our common stock. Amounts for cash dividends are accrued as dividends are paid on our common stock, with interest at an annual compound rate of 2% on the cash dividend amounts. Participants in the management stock purchase deferral plan were eligible to receive restricted stock units equal to 25% of the amount deferred. The restricted stock units have a three-year vesting period and are payable in shares of common stock at the same time the related annual incentive deferrals are payable. We closed this plan to further participation after the deferrals of 2016 annual incentive compensation.

The following tables provide information about amounts we and the NEOs contributed to these plans in 2025 and about earnings and withdrawals under these plans. The last column shows each officer’s total account balance as of the end of the year.

Deferred compensation plan
			Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	(Loss) in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Eric A. Vaillancourt	104,094	82,377	363,794	—	3,250,931
Joseph F. Bruderek, Jr.	—	—	—	—	—
Robert S. McLean	64,553	37,495	164,741	—	1,997,832
Larisa R. Joiner	—	5,112	1,121	—	30,599
Steven R. Bower	29,234	23,621	148,796	—	1,136,969

(1)	Each officer’s contributions during 2025 were deferred from salary or annual incentive compensation. Accordingly, all amounts in this column are included in the summary compensation table, either as “Salary” (column (c)) or as “Non-Equity Incentive Plan Compensation” (column (g)).
(2)	These amounts appear in the “All Other Compensation” column (column (i)) of the summary compensation table (see footnote 4 to that table).

2026 PROXY STATEMENT	45	ENPRO INC.

Executive compensation	NON-QUALIFIED DEFERRED COMPENSATION

Management stock purchase deferral plan
Aggregate
	Executive	Registrant	Earnings	Aggregate	Aggregate
	Contributions	Contributions	(Loss) in	Withdrawals/	Balance at
	in Last FY	in Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)(1)(2)	($)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)

Eric A. Vaillancourt	—	—	—	—	—
Joseph F. Bruderek, Jr.	—	—	—	—	—
Robert S. McLean	—	—	85,819	—	440,894
Larisa R. Joiner	—	—	—	—	—
Steven R. Bower	—	—	27,050	111,920	—

(1)	Based on the closing price for our common stock on the NYSE of $214.13 on December 31, 2025.
(2)	Such amounts reflect increases in the value of the accounts from December 31, 2024 to December 31, 2025.

Under the deferred compensation plan, each officer can defer up to 25% of his or her salary each year and up to 50% of his or her annual performance plan compensation. We match dollar for dollar the first 6% of salary and annual performance plan compensation an officer defers under the plan, provided that the officer receives the maximum match permitted under our 401(k) plan. The same matching contribution rate applies under our 401(k) plan. NEOs hired prior to August 2016, receive an additional contribution from the company equal to 2% of the amount of the officer’s salary and annual incentive compensation that exceeds the IRS compensation limit for the year.

The executive officers who participate in the deferred compensation plan direct their investments. Investment options are the same as those available under the 401(k) plan (excluding our common stock and target date funds). All participants’ accounts are credited with their actual investment earnings or losses. We do not guarantee any investment return on the accounts.

A participant may elect to receive compensation deferred under the plan upon leaving the company or in a specified year while continuing to be employed by Enpro, as follows:

•	generally, for a participant electing to receive deferred compensation upon cessation of service, the participant may elect that such payment be made in a single lump sum as soon as practicable after termination of service or in annual installments ranging from five to ten years beginning upon termination of service;
•	for a participant electing to receive deferred compensation in a specified year while still employed, the deferred compensation is paid out in a lump sum in February of the specified year (which year may be no earlier than three years after the deferral), provided that if the participant ceases to be employed prior to the completion of the specified year, the deferred compensation is paid out in a lump sum in connection with the termination of service.

A participating employee who does not elect a method of payment will be paid a single lump sum in cash as soon as practicable after termination of the employee’s service (generally within 75 days but subject to a delay of up to six months if required by certain federal tax rules). A payment election can be changed only in accordance with federal tax laws that apply to non-qualified plans. In limited circumstances, withdrawals due to an unforeseeable emergency are permitted.

Amounts deferred under the management stock purchase deferral plan are credited to an account denominated in stock units. The number of units is based on the fair market value of our common stock on the date of deferral. Prior to July 2016, additional stock units were credited to deferral accounts for any cash dividends paid on our common stock. The additional units were based on the number of stock units in the participating employee’s account and will be paid in whole and fractional units. In July 2016, the plan was amended to provide that the deferral accounts are credited in cash for any cash dividends paid thereafter during the deferral period. Payments of amounts under the management stock purchase deferral plan are based on the fair market value of our common stock at the time of payment and are to be made in shares of common stock or, at the company’s election, in cash. At the election of the participating employee, payments can be made either:

•	upon the termination of the employee’s service, or
•	upon the earlier of the employee’s termination date or a date specified by the employee at the time the deferral is elected (the date specified must be within the fifth calendar year following the year of deferral or later).

The management stock purchase deferral plan permits participants to adjust the deferral periods they elect, subject to specified restrictions, and to receive early payments of deferred amounts in the event of unforeseen emergencies. Early payments are subject to the conditions specified in the management stock purchase deferral plan. A six-month delay applies to payments to certain participants upon termination of service.

Benefits under the deferred compensation plan and the management stock purchase deferral plan are unsecured. This means that a participant’s claim for benefits is no greater than the claim of a general creditor.

2026 PROXY STATEMENT	46	ENPRO INC.

Executive compensation	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Potential payments upon termination or change in control

Double-trigger management continuity agreements

We have management continuity agreements with our executive officers and certain other management employees designed to encourage them to carry out their duties in the event of a change in control of our company. The management continuity agreements are not ordinary employment agreements. They do not provide any assurance of continued employment, or any severance beyond what we provide under the terms of our severance policy, unless there is a change in control of our company. Under the management continuity agreements, any of the following events would be a “change in control”:

•	any person, entity or group becoming the beneficial owner of 20% or more of our common stock, or of the combined voting power of our securities (subject to certain exceptions);

•	a change in the majority of our directors that our directors have not approved;

•	a corporate transaction, such as a merger, after which our existing shareholders do not retain more than 70% of the outstanding common stock and combined voting power of the surviving entity in substantially the same proportions as their prior ownership; or

•	our liquidation or dissolution, or the sale of substantially all of our assets (other than to a company in which our existing shareholders own more than 70% of the outstanding common stock and combined voting power in substantially the same proportions as their holdings of our securities prior to the sale).

The management continuity agreement for each of the named executive officers generally provides for the executive’s employment to continue, in the same position and with the same responsibilities and authority, for two years following the change in control. It also provides for the executive to maintain the same benefits and level of compensation, including average annual increases, during that period.

If we or our successor terminate an executive’s employment during his or her continuation period, other than for “cause,” or he or she voluntarily terminates his or her employment for a “good reason” (in each case as defined in the agreement), the executive would be entitled to the following payments and benefits:

•	A lump-sum cash payment of his or her annual base salary for two years.

•	A lump-sum cash payment of his or her pro rata target annual performance plan compensation for the year of termination (based on the number of days completed in the year through the date of terminations).

•	A lump-sum cash payment intended to approximate continuation of annual performance plan compensation for the rest of the two-year payment period. This payment will be equal to the number of years in the individual’s payment period, multiplied by the greatest of (1) his or her most recent annual performance plan payout, (2) his or her target annual performance plan compensation for the year of termination, or (3) his or her target annual performance plan compensation for the year in which the change in control occurs.

•	A lump-sum cash payment in an amount equal to (i) the number of months in the two-year payment period multiplied by (ii) the monthly premiums payable by the executive officer for coverage for the executive officer and his or her eligible dependents under the company’s group medical and dental plans in which he or she participates immediately prior to his or her termination of employment (without regard to whether the executive officer elects to receive continuation coverage under those plans), with such amount to be increased for any applicable income or payroll taxes (but not excise taxes) payable by the executive officer on such amount (assuming maximum marginal income tax rates).

•	The vesting of any outstanding awards under the Equity Plan, including any outstanding Performance Share Awards, will be determined according to the terms and provisions of the Equity Plan and the applicable award agreements, provided that such vesting treatment shall, at a minimum, provide for prorated vesting of Performance Share Awards based on the greater of (i) achievement of the performance goals at their “target” level, and (ii) achievement of the performance goals at their actual level, determined as of the company’s fiscal quarter end immediately preceding the change-in-control event.

•	All continuity agreements include provisions to scale back payments under the agreement in the event that the payments otherwise would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code and such reduction would result in the executive retaining a larger amount on an after-tax basis.

In addition, each continuity agreement provides for reimbursement of attorneys’ fees and expenses incurred by the executive to successfully, in whole or in part, enforce the terms of the agreement with us.

Because the executive must leave the company before becoming entitled to these payments and benefits, the agreement has a “double trigger”—the first trigger is the change in control, and the second trigger is the termination, either by the company other than for “cause” or by the executive for “good reason.”

2026 PROXY STATEMENT	47	ENPRO INC.

Executive compensation	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table estimates the total amounts we would owe under these agreements to the named executive officers if there had been a change in control, and they had been terminated without “cause” or resigned for “good reason,” on December 31, 2025, without consideration of any impact of the scale-back provisions that would reduce the payments to executives to avoid the excise tax imposed by Section 4999 of the Internal Revenue Code. The table also includes the value at that date of Performance Share Awards, restricted stock units and stock options that would vest under those circumstances. The table does not include a pro rata annual performance plan compensation for the year of termination because even without these agreements, these officers would be entitled to their full 2025 annual performance plan compensation if they had been terminated without cause on December 31, 2025.

			Foregone
	Salary and Annual	Existing	Long-
	Performance Plan	Performance	term	Restricted
	Compensation	Share	Incentive	Stock	Stock	Continuation
	Continuation	Awards	Awards	Units	Options	of Benefits	Total
Name	($)	($)	($)	($)	($)	($)	($)

Vaillancourt	4,573,898	3,870,323	3,830,771	4,234,635	1,668,456	14,618	18,192,701
Bruderek	1,951,590	779,395	422,264	686,501	306,619	38,282	4,184,651
McLean	1,855,213	793,941	738,928	767,228	323,332	30,240	4,508,882
Joiner	1,240,491	327,672	243,757	302,994	130,568	26,132	2,271,614
Bower	1,187,915	286,063	266,729	276,442	124,958	25,038	2,167,145

Long-term incentive awards

Under agreements for the Performance Share Awards outstanding at December 31, 2025, no payout is triggered by a “change in control” if the award is assumed, converted or replaced by the resulting entity in the “change in control.” However, if upon a “change in control” the award is not so assumed, converted or replaced, or if the award is assumed, converted or replaced and within two years after the date of a “change in control” the executive’s employment is terminated, either by the company other than for “cause” or by the executive for “good reason,” then the target payout opportunities attainable under the award are deemed to have been earned based upon the greater of assumed achievement of all relevant performance goals at their “target” level or the actual level of achievement of all relevant performance goals against target as of the fiscal quarter end preceding the “change in control.” In such event, the award, as adjusted for such deemed performance, becomes vested in full and is to be paid as soon as administratively practicable. The amount included in the “Performance Share Awards” column of the foregoing table reflects such adjusted amount for each of the named executive officers in the table as if either triggering event had occurred on December 31, 2025. For these awards, the amount is based on the $214.13 per share closing price of our common stock on the NYSE on December 31, 2025.

Restricted stock unit and stock option awards

Upon a change in control, if the resulting entity in the “change in control” assumes, converts or replaces an outstanding restricted stock award or stock option award, the award will vest early in connection with the “change in control” only if within two years thereafter the employee is terminated without “cause” or the employee resigns for “good reason,” as such terms are defined in the applicable award agreements. Upon a change in control, if the resulting entity in the “change in control” does not assume, convert or replace an outstanding restricted stock award or stock option award, the award will vest early in full upon the “change in control.” The following table sets forth the value at December 31, 2025 of restricted stock unit awards and stock option awards granted to the named executive officers that would have vested if a change in control had occurred on December 31, 2025 and the resulting entity did not assume these outstanding awards. The value is based on the $214.13 per share closing price of our common stock on the NYSE on December 31, 2025.

	Value of	Value of
	Restricted	Stock
	Stock Units	Options
Name	($)	($)

Vaillancourt	4,234,635	1,668,456
Bruderek	686,501	306,619
McLean	767,228	323,332
Joiner	302,994	130,568
Bower	276,442	124,958

2026 PROXY STATEMENT	48	ENPRO INC.

Executive compensation	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance benefits

Our written policies provide severance benefits to senior officers, including the named executive officers. Under these policies, each covered employee whom we terminate without cause is entitled to receive his or her base salary for a specified period of time, which we refer to as the “severance period.” However, if an officer’s total severance pay exceeds two times the maximum amount eligible for a qualified retirement plan under the federal tax code, it will be paid to the officer in a lump sum no later than March 15 of the year following termination of the officer’s employment. Each employee is also entitled to continue receiving certain benefits during his or her severance period, including a pro rata payment of any annual performance plan compensation and outstanding Performance Share Awards through the date of termination, and employees of retirement age are entitled to continued vesting of restricted stock units and stock options upon termination of employment. The length of the severance period increases with the employee’s level of responsibility. Our executive officers generally receive the same severance benefits as all of our other full-time corporate office employees, except that our executive officers’ severance periods are longer. The severance period for our named executive officers is 12 months, except for Mr. Vaillancourt for whom the severance period is 24 months.

Our severance policies are superseded by the management continuity agreements described above in the event of any qualifying termination following a change in control.

The following table estimates the severance benefits we would owe under these policies to our named executive officers if they had been terminated on December 31, 2025 (assuming no prior change in control). The table does not include pro rata annual performance plan compensation for the year of termination because even without this severance policy, the officers would be entitled to their full 2025 annual performance plan compensation if they were terminated without cause on December 31, 2025.

Name	Salary Continuation ($)	Continuation of Benefits ($)	Pro Rata Performance Share Awards ($)(1)	Restricted Stock Units ($)(1)(2)	Stock Options ($)(1)	Outplacement ($)	Total ($)

Vaillancourt	1,890,000	14,619	1,532,100	4,234,635	1,668,456	10,000	9,349,810
Bruderek	513,600	19,141	303,565	—	—	10,000	846,306
McLean	522,234	15,120	279,154	767,228	323,332	10,000	1,917,068
Joiner	376,464	13,066	115,273	—	—	10,000	514,803
Bower	375,257	12,519	100,641	276,442	124,958	10,000	899,817
(1)	Reflects assumed performance at the target level for the Performance Share Awards and an assumed value of $214.13 per share, the closing price per share of our common stock on the NYSE on December 31, 2025 for all equity awards.
(2)	For employees of retirement age, termination of employment would result in full vesting of outstanding restricted stock unit awards with shares to be delivered on the scheduled vesting date.

2026 PROXY STATEMENT	49	ENPRO INC.

Executive compensation	PAY VERSUS PERFORMANCE

Pay versus performance

We are presenting disclosure of the relationship between executive compensation and our financial performance over the past five fiscal years as required by an SEC rule. As specified by the SEC rule, the following table presents for each of the past five fiscal years:

•	the total compensation of each individual serving as principal executive officer (“PEO”) of Enpro as calculated in accordance with the presentation of total compensation in the summary compensation table, appearing on page 39, with separate columns for each individual who served as PEO during this period (Marvin A. Riley, identified as First PEO in the table and elsewhere in this section of the proxy statement, served as Enpro’s principal executive officer until August 2, 2021, and Mr. Vaillancourt, identified as Second PEO in the table and elsewhere in this section of the proxy statement, has served as our principal executive officer since then);

•	the amount of “Compensation Actually Paid” as determined in accordance with the SEC rule for each PEO, with a description and quantification of the adjustments from total compensation as reported in accordance with the presentation of such amounts required for the summary compensation table to derive Compensation Actually Paid in 2025 set forth in footnote 3 to the table;

•	the average total compensation, as calculated in accordance with the presentation of total compensation in the summary compensation table, of the individuals, other than the PEO, listed as named executive officers in our proxy statement for the annual meeting held in the year following each such year (the “Non-PEO NEOs”), with a footnote to the table identifying the individuals comprising the Non-PEO NEOs in each year;

•	the average amount of “Compensation Actually Paid” as determined in accordance with the SEC rule for the Non-PEO NEOs, with a description and quantification of the adjustments from total compensation as reported in accordance with the presentation of such amounts required for the summary compensation table to derive Compensation Actually Paid in 2025 set forth in footnote 3 to the table;

•	Enpro’s cumulative total shareholder return (“TSR”) for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the year presented in the table (for example, for 2024, the period from December 31, 2020 through December 31, 2024), assuming the investment of $100 in Enpro common stock on the first day of such period;

•	the cumulative TSR for each such period of the peer group of companies identified in a footnote to the table calculated on the same basis as Enpro’s TSR, but assuming an investment on the first day of such period of $100 in the common stock of such companies, allocated among such companies based on their respective market capitalization at December 31, 2020;

•	the net income of Enpro and its subsidiaries on a consolidated basis as presented in our consolidated statement of operations included in the accompanying annual report, which includes the results of discontinued operations; and

•	adjusted EBITDA, as determined in accordance with our practices under our annual performance plan—a measure selected by us for presentation in this table as the most important financial performance measure linking Compensation Actually Paid to the NEOs for the most recent fiscal year to company performance.

The table presents Compensation Actually Paid in accordance with the requirements of the SEC rule. The determination of Compensation Actually Paid includes adjustments to reflect, among other things, period-to-period changes in the value of unvested equity awards and the Performance Share Awards. Accordingly, such amounts do not reflect the value of compensation actually delivered to, or received by the PEOs or the Non-PEO NEOs, in the period reported in the table, as the amount of actual compensation received by any executive officers depends on whether the executive officer satisfies the conditions for vesting of any such award, the extent to which performance conditions for performance-based awards are satisfied, and the value of our common stock on the date such awards vest (or, with respect to options, on the date that vested options are exercised). You should refer to the “Compensation Discussion & Analysis” section of this proxy statement for a complete description of how executive compensation relates to company performance and how the Compensation and Human Resources Committee makes its decisions.

2026 PROXY STATEMENT	50	ENPRO INC.

Executive compensation	PAY VERSUS PERFORMANCE

Pay versus performance

	Summary Compensation Table Total for First PEO(1)	Summary Compensation Table Total for Second PEO(2)	Compensation Actually Paid to First PEO(1)(3)	Compensation Actually Paid to Second PEO(2)(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(3)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income(7) (h)	Adjusted EBITDA(8) (i)
							Total Shareholder Return(5)	Peer Group Total Shareholder Return(6)
Year (a)	($) (b)	($) (b)	($) (c)	($) (c)	($) (d)	($) (e)	($) (f)	($) (g)	($ in millions)

2025		7,457,747		10,945,526	1,472,462	1,849,271	296.94	232.81	40.5	276.5
2024		6,671,257		8,291,568	1,747,399	1,736,449	237.64	188.27	72.9	258.8
2023		6,192,009		10,544,006	1,407,163	2,492,008	214.37	161.27	18.3	245.2
2022		5,866,992		5,857,402	1,353,715	1,244,066	147.20	117.94	202.3	295.9
2021	9,311,014	3,251,529	1,083,322	4,579,554	1,857,663	3,117,325	147.48	124.48	178.3	216.0

(1)	Marvin A. Riley served as President and Chief Executive Officer in 2021 until August 2, 2021 and is identified as First PEO in the table.

(2)	Eric A. Vaillancourt served as Interim President and Chief Executive Officer from August 2, 2021 until November 28, 2021 and has served as President and Chief Executive Officer since November 28, 2021. Mr. Vaillancourt is identified as Second PEO in the table.

(3)	To calculate Compensation Actually Paid for 2025, the deductions from, and additions to, total compensation in the summary compensation table, appearing on page 39, are as follows:

		Average Non-
	Second PEO	PEO NEOs
	($)	($)

Total Compensation from Summary Compensation Table	7,457,747	1,472,462
Adjustments for Pension
Adjustment for Summary Compensation Table Pension	—	—
Amount added for current year service cost	—	—
Amount added for prior service cost impacting current year	—	—
Total Adjustments for Pension	—	—
Adjustments for Equity Awards*
Adjustment for grant date values in summary compensation table	(5,068,947)	(653,498)
Year-end fair value of unvested awards granted in current year	5,592,697	721,016
Year-over-year difference of year-end fair values for unvested awards granted in prior years	2,370,090	254,896
Fair values at vest date for awards granted and vested in current year	—	—
Difference in fair values between year-end fair values and vest date fair values for awards granted in prior years	567,448	51,809
Forfeitures during current year equal to prior year-end fair value	—	—
Dividends or dividend equivalents not otherwise included in total compensation	26,492	2,587
Total adjustments for Equity Awards	3,487,779	376,809
Compensation Actually Paid (as calculated)	10,945,526	1,849,271

*	Equity valuation assumptions for calculating Compensation Actually Paid are not materially different from grant date valuation assumptions.

2026 PROXY STATEMENT	51	ENPRO INC.

Executive compensation	PAY VERSUS PERFORMANCE

(4)	The following table lists the individuals who comprise the Non-PEO NEOs in each of the covered years:

2025	2024	2023	2022	2021

Joseph F. Bruderek, Jr.	Joseph F. Bruderek, Jr.	J. Milton Childress II	J. Milton Childress II	J. Milton Childress II
Robert S. McLean	Robert S. McLean	Robert S. McLean	Robert S. McLean	Robert S. McLean
Larisa R. Joiner	Larisa R. Joiner	Steven R. Bower	Steven R. Bower	Steven R. Bower
Steven R. Bower	Steven R. Bower	Ronald R. Angelillo	Ronald R. Angelillo	Susan E. Sweeney
	J. Milton Childress II		Susan E. Sweeney

(5)	Represents the company’s TSR for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the covered year, which includes the reinvestment of dividends paid on our common stock during the relevant period.

(6)	Represents the TSR of the S&P SmallCap 600 Capital Goods (Industry Group) Index for the period beginning on the last trading day of the year preceding the earliest year presented in the table and ending the last trading day of the covered year, which includes dividends paid during the relevant period. The TSR of the S&P SmallCap 600 Capital Goods (Industry Group) Index is used in determining rTSR under our Performance Share Awards.

(7)	Represents net income of Enpro and its subsidiaries on a consolidated basis, which includes the results of discontinued operations in each of the periods presented.

(8)	Adjusted EBITDA is a financial measure selected by the Compensation and Human Resources Committee for evaluating performance with respect to the annual incentive compensation plan. Adjusted EBITDA is calculated by adding interest, income tax, depreciation and amortization expenses to earnings and further adding certain selected expenses that the Compensation and Human Resources Committee believes do not reflect normal operating conditions and subtracting certain selected income items that such committee believes do not reflect normal operating conditions. Adjusted EBITDA is calculated in a manner consistent with adjusted EBITDA as presented by the company in its quarterly and annual earnings announcements, with additional adjustments to eliminate the impact of acquisitions and dispositions occurring during the year and certain other items and the translation impact of foreign currency exchange. Adjusted EBITDA is not a financial measure that has been prepared in conformity with GAAP. While adjusted EBITDA is one factor that we use in internal evaluations of the overall performance of our businesses, we acknowledge that there are many items that impact a company’s reported results and the adjustments reflected in adjusted EBITDA are not intended to present all items that may have impacted these results. In addition, adjusted EBITDA as calculated for this purpose is not necessarily comparable to similarly titled measures used by other companies.

Performance measures used to link performance to executive compensation

We have listed below the four performance measures that represent the most important metrics we used to link Compensation Actually Paid to our NEOs for 2025:

•	Adjusted EBITDA;

•	Cash Flow ROIC;

•	rTSR; and

•	common stock trading price.

The first three financial performance measures are discussed in detail in “Compensation discussion and analysis—2025 executive compensation decisions in detail” in this proxy statement, including the use of these measures in annual and long-term performance-based compensation awards. The final measure—the trading price of our common stock—links the value of equity awards granted to executive officers to our performance, although external factors affecting the trading prices of equity securities generally may overwhelm the impact of our performance on the value of these awards.

2026 PROXY STATEMENT	52	ENPRO INC.

Executive compensation	PAY VERSUS PERFORMANCE

Graphical presentations of the relationship of executive compensation to certain performance measures

The following charts present the relationship for the periods presented in the foregoing table between the Compensation Actually Paid for each of the PEOs and the average Compensation Actually Paid for the Non-PEO NEOs and each of the company’s TSR, net income and adjusted EBITDA.

Relationship of executive Compensation Actually Paid to TSR of Enpro and of peer group

Relationship of executive Compensation Actually Paid to net income

2026 PROXY STATEMENT	53	ENPRO INC.

Executive compensation	PAY VERSUS PERFORMANCE

Relationship of executive Compensation Actually Paid to adjusted EBITDA

CEO pay ratio

An SEC rule requires annual disclosure of a reasonable estimate of the ratio of the total annual compensation of our principal executive officer (“PEO”) to the total annual compensation of the employee of our company and its subsidiaries who is determined to have the median compensation of, generally, all such employees (excluding individuals serving as our PEO). The rule also requires annual disclosure of this median-compensated employee’s total compensation for the year and the PEO’s total compensation for the year, in each case as determined in accordance with the rules governing the presentation of total compensation of the named executive officers in the summary compensation table presented on page 39 of this proxy statement.

The SEC rule does not prescribe a particular method for identifying the median-compensated employee and permits companies to use reasonable methodologies for determining the median-compensated employee for the basis of presenting this ratio. To identify the median-compensated employee for 2025, we compiled base salary, bonus, any overtime or commissions, and other cash payments for 2025 of each of our employees who were employed as of December 31, 2025 without any exclusions, other than the exclusion of our PEO. For employees compensated in a currency other than the U.S. dollar, we used applicable currency exchange rates based on an average of the applicable rates over the period to convert all compensation data to a single currency—the U.S. dollar. We determined the 2025 median-compensated employee based on this data. We calculated such employee’s 2025 total compensation in accordance with the rules governing the presentation of total compensation of the named executive officers in the summary compensation table.

Based on this method of calculation, the 2025 total compensation for the median-compensated employee was $58,424. The 2025 total compensation of our PEO, Mr. Vaillancourt, was $7,457,747, as reflected in the summary compensation table on page 39. Accordingly, the ratio of the PEO’s 2025 total compensation to the median-compensated employee’s 2025 total compensation is approximately 128:1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the method described above. Because the SEC rules for identifying the median-compensated employee and calculating the pay ratio based on that employee’s total compensation allow companies to adopt a variety of methods, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the amount of compensation of the median-compensated employee and the pay ratio reported by other companies may not be comparable to the amounts reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

2026 PROXY STATEMENT	54	ENPRO INC.

Proposal 3—Ratification of PricewaterhouseCoopers LLP as our company’s independent registered public accounting firm for 2026

(Item 4 on the proxy card)

On February 12, 2026, the Audit Committee reappointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026. The board of directors agrees with this decision. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm for periods beginning on and after January 1, 2004. If the shareholders do not ratify this appointment, the Audit Committee will consider other independent registered public accounting firms.

The board of directors unanimously recommends that you vote FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026.

2026 PROXY STATEMENT	55	ENPRO INC.

Independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2026. We refer herein to PricewaterhouseCoopers LLP as our “external auditors.” We understand that representatives of PricewaterhouseCoopers LLP will be present at the annual meeting on April 29, 2026. They will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from shareholders.

An Audit Committee policy outlines procedures intended to ensure that it approves all audit and non-audit services prior to those services being provided to us by our external auditors. The policy requires the Audit Committee’s prior approval of a budget setting fees for all audit services to be performed during the upcoming fiscal year. It mandates the committee’s prior approval of amounts for separate non-audit and tax compliance, planning and advisory services for the year, as well as proposed services exceeding approved cost levels. The policy allows the Audit Committee to delegate approval authority to one or more of its members (except for certain internal control-related services). A copy of the approval policy is available on our website at www.enpro.com; click on “About Us,” then “Governance,” then “Committee Composition” and then “Audit and Risk Management Committee Pre-Approval Policy.”

Before approving services proposed to be performed by the external auditors, the Audit Committee considers whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the external auditors may be best positioned to provide the most effective and efficient service. Factors considered include familiarity with our business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee considers these factors as a whole. No single factor is necessarily determinative. The Audit Committee approved all audit, audit-related and non-audit services that PricewaterhouseCoopers performed in 2025 and 2024 in accordance with our policy.

Fees paid to external auditors

The following table sets forth the total fees and expenses from PricewaterhouseCoopers LLP for each of the past two years:

	2025	2024

Audit Fees	$2,713,400	$2,838,650
Audit-Related Fees(1)	185,000	—
Tax Fees(2)	160,000	148,000
All Other Fees(3)	20,690	2,000
Total Fees	$3,079,090	$2,988,650

(1)	Audit-Related Fees in 2025 were incurred in connection with refinancing our senior notes.

(2)	Tax fees were incurred in 2025 and 2024 in connection with assessment of development tax credit opportunities.

(3)	All Other Fees in 2025 were related to corporate compliance work, other non-audit attestation services, and the use of an online financial reporting disclosure checklist and in 2024 were related to the use of an online financial reporting disclosure checklist.

2026 PROXY STATEMENT	56	ENPRO INC.

Audit Committee report

The Audit Committee oversees the quality and integrity of our financial reporting processes and our internal accounting controls. Management prepares our financial statements and establishes and maintains adequate internal control over financial reporting. The independent registered public accounting firm performs an independent integrated audit of those financial statements and the effectiveness of our internal control over financial reporting.

The Audit Committee has met and discussed with management and PricewaterhouseCoopers LLP, our independent registered public accounting firm, our audited 2025 consolidated financial statements and our internal control over financial reporting, and has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In meeting with the Audit Committee, management informed the committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles and that our internal control over financial reporting was effective as of December 31, 2025. The Audit Committee reviewed and discussed the consolidated financial statements and our system of internal control over financial reporting with management and PricewaterhouseCoopers LLP.

In addition, the Audit Committee:

•	discussed with PricewaterhouseCoopers LLP Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board,

•	received the written disclosures and the letter from PricewaterhouseCoopers LLP relating to the firm’s independence required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committees Concerning Independence, and

•	confirmed with PricewaterhouseCoopers LLP the firm’s independence from us.

The Audit Committee also discussed with our internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective 2025 audits. With and without the presence of management, the Audit Committee met with the internal auditors and PricewaterhouseCoopers LLP to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

Relying on its discussions with management and PricewaterhouseCoopers LLP and its review of management’s representation and the report of PricewaterhouseCoopers LLP to it, the Audit Committee recommended that the board of directors include our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025 to be filed with the SEC.

Audit and Risk Management Committee

William Abbey
Allison K. Aden
Thomas M. Botts
Felix M. Brueck
Adele M. Gulfo
David L. Hauser
John Humphrey
Ronald C. Keating
Judith A. Reinsdorf

February 12, 2026

2026 PROXY STATEMENT	57	ENPRO INC.

General information

The enclosed proxy is solicited on behalf of the board of directors of Enpro Inc., in connection with our 2026 annual meeting of shareholders. The meeting will be held on Wednesday, April 29, 2026 at 11:15 a.m. (Eastern Time). It will be held at The Lodge at Sea Island, 100 Retreat Avenue, St. Simons Island, Georgia. You may use the enclosed proxy card to vote your shares whether or not you attend the meeting. Please vote by following the instructions on the card.

Because your vote is very important, we encourage you to cast it promptly by telephone or over the Internet, or by dating, signing and returning your proxy card in the enclosed envelope. Submitting your proxy using of these methods ensures that your shares of our common stock will be voted as you specify by the individuals named on the proxy card.

Every vote is important! Please vote your shares promptly.

This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

We are mailing our 2025 annual report, including financial statements, with this proxy statement to all shareholders who hold shares directly in their own names. We will begin mailing materials to these registered shareholders on or around March 23, 2026. If you are a beneficial owner whose shares are held in street name in an account at a bank, securities broker or other nominee, you should receive the annual report, proxy statement and a proxy card directly from the nominee.

Any shareholder may request additional copies of these materials from our shareholder relations department, which can be reached via email at investor.relations@enpro.com or by calling 704-731-1527.

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act on the following proposals:

•	Election of eight directors;

•	Adoption of an advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026.

Our board of directors has submitted these proposals. We are not aware of any other business to be addressed at the meeting; however, other business may be addressed if it properly comes before the meeting.

Who is entitled to vote at the meeting?

You may vote if you owned Enpro common stock as of the close of business on the record date, March 6, 2026. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other matters to be considered at the meeting. At the close of business on the record date, 21,125,028 shares of Enpro common stock were outstanding and eligible to vote. The amount does not include 174,141 shares held by an Enpro subsidiary.

2026 PROXY STATEMENT	58	ENPRO INC.

GENERAL INFORMATION

Who may attend the meeting?

Holders of Enpro common stock whose shares are recorded directly in their names in our stock register (“shareholders of record”) at the close of business on March 6, 2026 may attend the meeting. In addition, shareholders who hold shares of our common stock in “street name,” that is, through an account with a broker, bank, trustee, or other holder of record, as of such date may attend the meeting by presenting satisfactory evidence of ownership as of the March 6, 2026 record date. Our invited guests may also attend the meeting.

How do I vote?

Shareholders of record: Shareholders of record have four voting options:

•	over the Internet at the website address shown on the enclosed proxy card;
•	by telephone through the number shown on the enclosed proxy card;
•	by completing, signing, dating and returning the enclosed proxy card by mail; or
•	in person at the meeting.

Even if you plan to attend the meeting, we encourage you to vote your shares by submitting your proxy. If you choose to vote your shares at the meeting, please bring proof of stock ownership and proof of your identity for entrance to the meeting.

Shareholders owning shares in street name: If you hold your Enpro shares in street name, your ability to vote by Internet or telephone depends on the voting process of the bank, broker or other nominee through which you hold the shares. Please follow their directions carefully. If you want to vote at the meeting, you must request a legal proxy appointment from your bank, broker or other nominee and present that legal proxy appointment, together with proof of your identity, to company officials as you attend the meeting.

How do I vote my 401(k) shares?

If you hold Enpro shares in an Enpro 401(k) plan, the plan’s trustee will vote your shares according to the instructions you provide when you complete and submit the proxy instructions you receive from the plan manager.

If you hold Enpro shares in an Enpro 401(k) plan and are also a shareholder of record with shares in a registered account outside the plan, and if your plan information matches the information we have on your registered account, you will receive one proxy card representing all shares you own.

If you hold Enpro shares outside an Enpro 401(k) plan in street name, or if your registered account information is different from your plan account information, you will receive separate proxies, one for shares you hold in the plan and one for shares you hold outside the plan.

What can I do if I change my mind after I vote my shares?

Even if you have submitted your vote, you may revoke your proxy and change your vote at any time before voting begins at the annual meeting.

Shareholders of record: Shareholders of record may change their votes in one of three ways:

•	by voting on a later date by telephone or over the Internet (only your last dated proxy card or telephone or Internet vote is counted); or
•	by delivering a later dated proxy card to our Secretary, either prior to or at the meeting; or
•	by voting your shares in person at the meeting. In order to vote your shares at the meeting, you must specifically revoke a previously submitted proxy.

Shareholders owning shares in street name: If you hold your shares in street name, you should contact your bank, broker or other nominee to find out how to revoke your proxy.

Is there a minimum quorum necessary to hold the meeting?

A quorum is established when the majority of Enpro shares entitled to vote are present at the meeting in person or by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of establishing a quorum. If you return valid proxy instructions or vote in person at the meeting, you will be considered part of the quorum.

2026 PROXY STATEMENT	59	ENPRO INC.

GENERAL INFORMATION

How will my vote be counted?

If you return your proxy card with specific voting instructions or submit your proxy by telephone or the Internet, your Enpro shares will be voted as you have instructed.

If you are a shareholder of record and submit a proxy by mail, telephone or the Internet without specific voting instructions, your shares will be voted according to our board of directors’ recommendations. If you do not submit valid proxy instructions or vote in person at the meeting, your shares will not be voted.

If you hold your shares in street name and do not give your bank, broker or other nominee instructions for voting your shares, your shares will be considered to be “uninstructed.” Your nominee generally has the authority to vote “uninstructed” shares at its discretion only on matters that are “routine” under the rules of the NYSE. For our 2026 meeting, only the ratification of our independent accounting firm (Proposal 3) is considered routine by the NYSE. The election of directors and matters related to executive compensation are not considered routine. Without your instruction, your shares will not be voted in these matters (Proposals 1 and 2).

What vote is required to approve each item?

Proposal 1: Election of directors. Directors are elected by a plurality of the votes cast in person or by proxy at the meeting. “Plurality” means that the director nominees who receive the largest number of votes cast are elected, up to the eight directors to be elected at the meeting. Un-voted shares will have no impact on the election of directors. Unless a proxy includes proper instructions to “Withhold” a vote for any or all nominees, the proxy will be voted “For” each of the nominees.

In an uncontested election, any nominee who receives more “Withhold” votes than votes “For” must promptly offer his or her resignation. The Nominating and Corporate Governance Committee will review the resignation and recommend a course of action to the board. The full board, excluding the resigning director, will act within 90 days after the shareholders meeting to accept or reject the resignation. The board’s decision and an explanation of the process used to reach it will be disclosed publicly on Form 8-K.

Proposal 2: Advisory vote to approve executive compensation. The advisory resolution to approve the compensation paid to our named executive officers will be approved if more votes are cast “For” the resolution than are cast “Against” it. Although this advisory vote is not binding under applicable law, our board will review the results and take them, in addition to the views expressed by our shareholders, into account in determining our executive compensation practices.

Proposal 3: Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026. The ratification of the appointment of our independent accounting firm will be approved if more votes are cast “For” the proposal than are cast “Against” it.

Other business. Any other business that properly comes before the meeting, or any adjournment of the meeting, will be approved if more votes are cast “For” the proposal than “Against” the proposal.

How do broker non-votes and abstentions count for voting purposes?

“Broker non-votes” arise when shareholders who hold shares in street name do not give their banks, brokers or other nominees instructions for voting their shares and the banks, brokers or other nominees do not have authority to vote the shares on a matter because the matter is not routine. Abstentions and broker non-votes will count for determining whether a quorum is present for the meeting. Because directors are elected by a plurality of the votes cast, broker non-votes and abstentions will not count in determining the outcome of the election of directors. For all other proposals on the agenda for the annual meeting and with respect to any other business as may properly come before the meeting or any adjournment of the meeting, only votes “For” or “Against” the proposal count—accordingly, broker non-votes, if any, and abstentions will not be counted in determining the outcome of the votes on those proposals.

Is there a list of shareholders of record entitled to vote at the annual meeting?

You may examine a list of the shareholders of record entitled to vote at the annual meeting. The list will be available at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina, from March 23, 2026 through the end of the meeting and at the location of the annual meeting during the period that the annual meeting will be held.

2026 PROXY STATEMENT	60	ENPRO INC.

GENERAL INFORMATION

What are the board’s recommendations?

Your board of directors recommends that you vote:

•	“FOR” each of our nominees to the board of directors;
•	“FOR” the advisory resolution approving the compensation paid to our named executive officers as disclosed in this proxy statement; and
•	“FOR” ratifying PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2026.

If you return a valid proxy card or respond to our proxy by telephone or Internet and do not include instructions on how you want to vote, your shares will be voted in accordance with the board’s recommendations.

How can I find out the results of the vote?

We will publish final voting results in a report on Form 8-K to be filed with the SEC within four business days after the meeting. We will also post the voting results on our website, www.enpro.com.

What is “householding” and how does it affect me?

When two or more shareholders are in the same household and receive mail at the same address, rules adopted by the SEC allow us to deliver only one proxy statement and annual report to that address, reducing our cost for preparing and delivering proxy materials. If you fall into this category and would like separate mailings of our proxy statement and annual report, you may request them at no cost to you by contacting us at investor.relations@enpro.com or by calling 704-731-1527. Registered shareholders who would like separate mailings in the future (or who would like to consolidate future mailings) may request them using the contact information above. Investors whose shares are held in street name by a bank, broker or other nominee should request separate mailings (or consolidation of mailings) from the nominee.

Can I access these proxy materials on the Internet?

This proxy statement and our 2025 annual report to shareholders, which includes our 2025 Annual Report on Form 10-K, are available at
https://www.enpro/shareholder-meeting.

Shareholders of record whose shares are held directly in their names in our stock register can choose to receive these documents over the Internet in the future by accessing www.proxyvote.com and following the instructions provided on that website. Choosing to receive your materials over the Internet gives you full access to all materials and saves us printing and mailing expenses. If you make this choice, you will receive an email prior to next year’s meeting notifying you that our proxy materials and annual report are available for online review. The email will also include instructions for electronic voting. Should you desire to end electronic delivery and again receive paper copies of the materials, please notify us by letter to 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Shareholder Relations.

Shareholders who hold their shares in street name should request instructions for receiving future proxy statements and annual reports over the Internet from their bank, broker or other nominee.

Who will solicit votes and pay for the costs of this proxy solicitation?

We will pay the costs of the solicitation. Although our officers, directors and employees may personally solicit proxies, they will not receive any additional compensation for doing so. We may also solicit proxies by issuing press releases, posting information on our website, www.enpro.com, and placing advertisements in periodicals or on websites. D.F. King & Co. is assisting us in the solicitation of proxies and provides us with advice and support related to the solicitation. We do not expect the total costs to us for D.F. King’s services to exceed $25,000.

In addition, if banks, brokers and other nominees representing shareholders who hold their shares in street name make the request, we will reimburse them for their expenses in forwarding voting materials and obtaining voting instructions from these shareholders.

Who will count the votes?

Broadridge Financial Solutions will act as the master tabulator and count the votes.

2026 PROXY STATEMENT	61	ENPRO INC.

Beneficial ownership of our common stock

Beneficial owners of 5% or more of our common stock

The following table sets forth information about the individuals and entities that beneficially owned more than five percent of our common stock as of March 2, 2026. This information is based solely on the most recent SEC filings made by the individuals and entities by that date.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class(1)

BlackRock, Inc. et al.(2) 50 Hudson Yards New York, New York 10001	3,046,596	14.4%
The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	2,335,491	11.1%
FMR LLC et al.(4) 245 Summer Street Boston, Massachusetts 02210	1,241,735	5.9%
Wasatch Advisors LP(5) 505 Wakara Way, 3rd Floor Salt Lake City, Utah 84108	1,065,791	5.1%

(1)	Applicable percentage ownership is based on 21,119,465 shares of our common stock outstanding at March 2, 2026, other than shares held by our subsidiaries.

(2)	This information is based on a Schedule 13G amendment filed with the SEC on July 17, 2025 by BlackRock, Inc. reporting beneficial ownership as of June 30, 2025. BlackRock, Inc. reports beneficial ownership of 3,046,596 shares, with sole voting power over 2,995,169 shares and sole dispositive power over 3,046,596 shares. The Schedule 13G amendment was filed by Blackrock, Inc. as a parent holding company with respect to the following subsidiaries: BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock (Netherlands) B.V., BlackRock Investment Management (Australia) Limited, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The Schedule 13G amendment indicates that each of Blackrock Fund Advisors and iShares Core S&P Small-Cap ETF beneficially owns five percent or more of the outstanding shares of our common stock.

(3)	This information is based on a Schedule 13G amendment filed with the SEC on February 13, 2024 by The Vanguard Group, Inc. reporting beneficial ownership as of December 29, 2023. The Vanguard Group, Inc. reports sole voting power with respect to 0 shares, shared voting power with respect to 13,691 shares, sole dispositive power with respect to 2,302,937 shares and shared dispositive power with respect to 32,554 shares.

(4)	This information is based on a Schedule 13G filed with the SEC on November 12, 2024 by FMR LLC and Abigail P. Johnson reporting beneficial ownership as of September 30, 2024, which reports beneficial ownership of 1,241,735 shares, with sole voting power and sole dispositive power over all such shares. The Schedule 13G reports that each of the following beneficially owns shares of the company’s common stock: FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC, Fidelity Management Trust Company and Strategic Advisers LLC. The Schedule 13G further reports that Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC, that members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

(5)	This information is based on a Schedule 13G filed with the SEC on August 14, 2025 by Wasatch Advisors LP reporting beneficial ownership as of June 30, 2025. Wasatch Advisors LP reports sole voting power over 815,540 shares and sole dispositive power over 1,065,791 shares.

2026 PROXY STATEMENT	62	ENPRO INC.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK	DIRECTOR AND EXECUTIVE OFFICER OWNERSHIP OF OUR COMMON STOCK

Director and executive officer ownership of our common stock

The following table sets forth information as of March 2, 2026 about the shares of our common stock beneficially owned by our directors and the executive officers listed in the summary compensation table included in this proxy statement, as well as the shares of our common stock that our current directors and executive officers own as a group. It also includes information regarding the number of deferred stock units held by our directors payable in shares. These deferred stock units are not included in the number of shares beneficially owned, but reflect the economic interests of our directors in our common stock.

	Amount and Nature of
	Beneficial Ownership of	Directors’ Stock	Percent of
Name of Beneficial Owner	Shares(1)	Units(2)	Class(3)

Eric A. Vaillancourt	131,394	—	*
William Abbey	3,359	1,429	*
Allison K. Aden	1,379	—	*
Thomas M. Botts	24,633	2,972	*
Felix Brueck	13,514	10,057	*
Adele M. Gulfo	9,613	514	*
David L. Hauser	29,043	8,588	*
John Humphrey	17,588	7,865	*
Ronald C. Keating	2,467	1,720	*
Judith A. Reinsdorf	4,470	565	*
Joseph F. Bruderek, Jr.	4,603	—	*
Robert S. McLean	60,305	—	*
Larisa R. Joiner	20,137	—	*
Steven R. Bower	19,088	—	*
15 directors and current executive officers as a group	341,593	33,710	1.6%

*	Less than 1%.

(1)	These numbers include the following shares that the individuals may acquire within 60 days after March 2, 2026 pursuant to outstanding phantom share awards payable in shares immediately upon termination of service as a director, Mr. Botts, 14,926 shares; Mr. Brueck, 11,947 shares; Ms. Gulfo, 4,753 shares; Mr. Hauser, 25,134 shares; Mr. Humphrey, 9,959 shares; Mr. Keating, 2,467 shares; Ms. Reinsdorf, 432 shares; and all directors and current executive officers as a group 69,618 shares. These numbers include the following shares that the individuals may acquire within 60 days after March 2, 2026 through the exercise of stock options: Mr. Vaillancourt, 77,122 option shares; Mr. Bruderek, 3,307 option shares; Mr. McLean, 30,396 option shares; Mr. Bower, 7,965 option shares; Ms. Joiner, 10,706 option shares; and all directors and current executive officers as a group, 129,496 option shares. The numbers also include the following shares held in our Retirement Savings Plan for Salaried Employees as follows: Mr. Vaillancourt, 2,997 shares; and 2,997 shares in the aggregate allocated to members of all directors and current executive officers as a group. The amounts reported do not include restricted stock units as follows: Mr. Vaillancourt, 17,154 restricted stock units; Mr. Bruderek, 3,751 restricted stock units; Mr. McLean, 2,905 restricted stock units; Ms. Joiner, 1,261 restricted stock units; Mr. Bower, 1,045 restricted stock units; and all directors and current executive officers as a group, 28,550 restricted stock units. The amounts reported include the following restricted stock units that are vested but deferred under our Management Stock Purchase Plan: Mr. McLean, 508 shares; and all directors and current executive officers as a group, 508 shares. The amounts reported do not include the following unvested stock options: Mr. Vaillancourt, 30,238 option shares; Mr. Bruderek, 6,016 option shares; Mr. McLean, 5,477 option shares; Ms. Joiner, 2,384 option shares; Mr. Bower, 1,982 option shares; and all directors and current executive officers as a group, 47,585 option shares. The amounts reported do not include the following share unit accounts under our Management Stock Purchase Plan for deferrals of annual incentive compensation: Mr. McLean, 2,060 shares; and all directors and current executive officers as a group, 2,060 shares.

(2)	These numbers reflect the number of stock units credited to those non-employee directors who have elected to defer all or a part of the cash portion of their annual retainer and meeting fees pursuant to our Deferred Compensation Plan for Non-Employee Directors. See “Corporate Governance Policies and Practices—Director Compensation.” Because the stock units are not actual shares of our common stock and the directors may not receive the underlying shares within 60 days after March 2, 2026, the directors do not currently beneficially own the underlying shares, though the directors’ investment with respect to these units are equivalent to the economic interests of stock ownership.

(3)	These percentages do not include the directors’ stock units described in footnote 2 above. Applicable percentage ownership is based on 21,119,465 shares of our common stock outstanding at March 2, 2026, other than shares held by our subsidiaries.

2026 PROXY STATEMENT	63	ENPRO INC.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK	DELINQUENT SECTION 16(a) REPORTS

Delinquent Section 16(a) reports

Section 16(a) of the Exchange Act requires our directors and officers and people who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. The SEC requires these reports to be filed within specified deadlines after the event triggering the requirement to file a report.

We have reviewed the copies of the Section 16 reports filed with the SEC. Based solely on this review, we believe that no director, officer, or 10% shareholder failed to timely file in 2025 any report required by Section 16(a), except that Eric A. Vaillancourt was several days late in filing a Form 4 to report a gift made by him of shares of common stock.

Other matters

The board knows of no other matters that may properly be presented at the annual shareholders’ meeting. If other matters do properly come before the meeting, we will ask the persons named in the proxy to vote according to their best judgment.

Shareholder proposals

Under our bylaws, any shareholder entitled to vote at our annual shareholders’ meeting may nominate a person for election to our board of directors or bring other business before the meeting if the shareholder provides written notice to, and such notice is received by, our corporate Secretary generally not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. If the date of the meeting is moved up by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice is timely provided if it is delivered not earlier than the 120th day prior to the date of the meeting and not later than the close of business on the 90th day prior to the meeting, or the tenth day after the day on which the meeting is first publicly announced, whichever is later.

We have not been timely notified of any additional business to be presented at this meeting. This notice requirement applies to matters being brought before the meeting for a vote. Shareholders may ask appropriate questions at the meeting without having to comply with the notice provisions.

Any shareholder who intends to present a proposal for consideration at our 2027 annual shareholders’ meeting or nominate one or more individuals for election to the board of directors must ensure that our Secretary receives notice of the proposal or nominations between December 30, 2026 and January 29, 2027 (unless we move the meeting up by more than 30 days or delay it by more than 60 days from April 29, 2027). Each notice must present the information required under our bylaws. Shareholders wishing to submit such a proposal or make such a nomination at the 2027 annual meeting are urged to review the notice requirements of our bylaws. Our bylaws are included as an exhibit to our Form 10-K for the year ended December 31, 2025, which is available on the SEC’s website, www.sec.gov.

Finally, we must receive any shareholder proposal intended to be included, pursuant to applicable SEC rules, in our proxy statement for the 2027 annual shareholders’ meeting at our offices at 5605 Carnegie Boulevard, Suite 500, Charlotte, North Carolina 28209, Attention: Secretary, on or before November 23, 2026. The applicable rules of the SEC govern the submission of shareholder proposals and our consideration of them for inclusion in the proxy statement and form of proxy for the 2027 annual shareholders’ meeting.

We suggest that notice of all shareholder proposals be sent by certified mail, return receipt requested.

By Order of the Board of Directors

Thomas A. Price
Secretary

March 23, 2026

PLEASE VOTE YOUR SHARES BY TELEPHONE, INTERNET OR USING THE ENCLOSED PROXY CARD.

2026 PROXY STATEMENT	64	ENPRO INC.

Appendix A—Annual performance plan measures

The following presents reconciliations of actual performance amounts for the fiscal year ended December 31, 2025 of adjusted EBITDA and adjusted operating income to the comparable GAAP measures, as well as the calculation of Cash Flow ROIC for that year, as such performance measures were contemplated in setting performance goal levels under the annual performance plan and as determined after completion of the fiscal year by the Compensation and Human Resources Committee. Adjusted EBITDA, adjusted operating income and Cash Flow ROIC are not financial measures under GAAP. The Compensation and Human Resources Committee believes adjusted EBITDA and Cash Flow ROIC are the most appropriate measures of the annual operating performance of our businesses and that performance on these measures, over time, are primary drivers of company value. These non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. Although adjusted EBITDA as used by the Compensation and Human Resources Committee under the annual performance plan is calculated in a manner consistent with adjusted EBITDA as presented by the company in its quarterly and annual earnings announcements and reports on Form 10-Q and Form 10-K, it also includes additional adjustments to eliminate the impact of acquisitions and dispositions occurring during the year and certain other items and the translation impact of foreign currency exchange. Accordingly, the amount presented as adjusted EBITDA below differs from the amount presented by Enpro for the similarly titled measure presented in our 2025 annual report to shareholders which includes the company’s Form 10-K for the fiscal year ended December 31, 2025.

Adjusted EBITDA

Year ended December 31, 2025

(in millions)
Net income	$ 40.5
Adjustments to arrive at adjusted EBITDA:
Interest expense, net	28.2
Income tax expense	17.1
Depreciation and amortization expense	102.8
Restructuring and impairment expense, net	2.5
Environmental reserve adjustments	5.6
Costs associated with previously disposed businesses	2.3
Acquisition expense	8.5
Amortization of fair value adjustment to acquisition date inventory	2.2
Pension expense (non-service cost)	2.6
Loss on extinguishment of debt	1.7
Foreign exchange losses related to the divestiture of a discontinued operation	0.4
Long-term promissory note adjustment[1]	(4.5)
Loss on pension settlement[2]	67.2
Contribution from businesses acquired in 2025	(1.9)
Other	1.3
Adjusted EBITDA	$276.5

(1)	We received a long-term promissory note in connection to the sale of a divested business. As part of our regular review of the note, in the first quarter of 2024, we concluded a reserve was needed for expected future credit losses. In the fourth quarter of 2025, the obligor of the note refinanced all of its long-term debt, which led to the repayment of the note in full, and a recovery of the corresponding loss.

(2)	The termination and settlement process for our defined benefit pension plan in the United States was substantially completed in the fourth quarter of 2025, resulting in the recognition of a non-cash settlement loss to recognize actuarial losses previously deferred in accumulated other comprehensive income on our consolidated balance sheet.

2026 PROXY STATEMENT	A-1	ENPRO INC.

APPENDIX A—ANNUAL PERFORMANCE PLAN MEASURES	ADJUSTED OPERATING INCOME

Adjusted operating income

Year ended December 31, 2025

(in millions)
Operating income	$161.6

Adjustments to arrive at adjusted operating income:
Restructuring and impairment expense	2.5
Acquisition expense	8.5
Operating loss from businesses acquired in 2025	2.0
Other	0.6
Adjusted operating income	$175.2

Cash Flow ROIC

Cash Flow ROIC for the fiscal year ended is calculated by taking adjusted operating income ($175.2 million) multiplied by the difference between 1 minus the assumed tax rate of 25% (expressed as a fraction—i.e., 0.75) then adding depreciation and amortization expense ($101.2 million, which excludes $1.6 million at businesses acquired in 2025) and subtracting the increase in average net working capital ($3.5 million) for the trailing twelve months and further subtracting the amount of budgeted 2025 capital expenditures ($51.9 million), with such amount then divided by the sum of average working capital ($157.4 million), average gross property, plant and equipment ($391.0 million) and average gross software investment ($32.2 million).

2026 PROXY STATEMENT	A-2	ENPRO INC.

2026 Notice of Annual Meeting and Proxy Statement

ENPRO

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0000699525_1 R2.09.05.010 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01) Eric A. Vaillancourt 02) William Abbey 03) Allison K. Aden 04) Thomas M. Botts 05) Felix M. Brueck 06) Adele M. Gulfo 07) John Humphrey 08) Judith A. Reinsdorf Broadridge Corporate Issuer Solutions C/O Enpro Inc. PO Box 1342 Brentwood, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 04/28/2026 for shares held directly and by 11:59 P.M. ET on 04/26/2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 04/28/2026 for shares held directly and by 11:59 P.M. ET on 04/26/2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. On an advisory basis, to approve the compensation to our named executive officers as disclosed in the Proxy Statement. 3. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2026. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000699525_2 R2.09.05.010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The 2025 Annual Report to Shareholders and Notice & Proxy Statement are available at www.proxyvote.com ENPRO INC. Annual Meeting of Shareholders April 29, 2026 11:15 am (Eastern Time) This proxy is solicited by the Board of Directors The undersigned hereby appoints Eric A. Vaillancourt, Joseph F. Bruderek and Robert S. McLean, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Enpro Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held at The Lodge at Sea Island, 100 Retreat Avenue, St. Simons Island, Georgia, on Wednesday, April 29, 2026, at 11:15 am (Eastern Time) or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. The materials for the Annual Meeting can also be viewed at http://www.enpro.com/shareholder-meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side